Exhibit 10.2

EXECUTION VERSION

BPM SENIOR LIVING PORTFOLIO SALE

AMENDED AND RESTATED PURCHASE AGREEMENT

BY AND AMONG

EACH OF THE ENTITIES SET FORTH UNDER THE HEADING “PURCHASERS”

ON THE SIGNATURE PAGES HERETO,

EACH OF THE ENTITIES SET FORTH UNDER THE HEADING “SELLERS”

ON THE SIGNATURE PAGES HERETO,

EACH OF THE ENTITIES SET FORTH UNDER THE HEADING “FORMER SELLERS”

ON THE SIGNATURE PAGES HERETO

(FOR PURPOSES OF ARTICLE XI ONLY)

AND

WALTER C. BOWEN

(FOR PURPOSES OF SECTIONS 4.12, 4.17 AND 6.10 AND ARTICLE XI ONLY)

February 27, 2012

i

v

LIST OF EXHIBITS

Exhibit 1.0 – Former Sellers

Exhibit 1.1(a) – Facility Detail

Exhibit 1.1(b)(vi) – Trademarks, Trade Names, Service Marks, Web Addresses and Telephone Numbers

Exhibit 1.7 – Allocation of Purchase Price

Exhibit 1.8 – Email Addresses

Exhibit 2.0 – Disclosure Letter/Document Delivery Email Address & Persons with Sellers’ Knowledge

Exhibit 4.8(a) – Title Commitments & Surveys

Exhibit 4.16 – Key Employees

Exhibit 4.17 – Exceptions to Non-compete

Exhibit 5.1(a) – Cable Contracts

Exhibit 5.1(b) – Form of Assignments and Assumption Agreement

Exhibit 5.2 – Assignable Debt

Exhibit 5.6(a) – Retained Employees

Exhibit 5.6(b) – Non-Solicit Employees

Exhibit 6.6(a)(i) – Form of Interim Management Agreements

Exhibit 6.6(a)(ii) – Form of Interim Consulting Agreements

Exhibit 6.10(a) – BPMSL Affiliates

Exhibit 6.10(e) – Licensed Software

Exhibit 6.11 – Nevada Facilities

Exhibit 9.2(a)(iv) – Form of Bills of Sale

Exhibit 9.2(a)(v) – Form of Assignment of Intangible Property

Exhibit 9.2(a)(vi) – Form of Assignment of Residency Agreements

Exhibit 9.2(a)(viii) – Form of FIRPTA Certificate

INDEX OF DEFINED TERMS

Page
Acceptable Terms	34
Acquisition Loan	35
Agreement	1
Applicable Law	23
Approved Collateral	74
Assets	2
Assignable Debt	33
Assignable Debt Documents	12
Assignable Debt Lenders	34
Assigned Records	4
Assigned Value	75
Assignment and Assumption Agreement	33
Assumed Contracts	33
Assumed Debt	37
Assumed Debt Documents	37
Assumed Equipment Leases	33
Assumed Liabilities	7
Base Effective Gross Income	59
Bend Membership Interest	74
Books and Records.	4
Bowen	1
BPMSL	5
BPMSL Affiliates	48
BPMSL License	49
Burdensome Condition	42
Business	2
Business Day	71
CA Act	77
CA Disclosure Statement	77
Causes of Action	3
CHOW Survey	45
Claims	68
Closing	5
Closing Date	5
Closing Deadline Date	5
Closing Effective Gross Income	59
Closing Statement	61
Code	19
Commitment Date	7
Common Products	14
Condemnation Event	47
Confidentiality Agreement	40

Continuation Coverage	32
Copied Records	4
Cure Terms	35
Delayed Approval Purchasers	46
Deposit	6
Deposit Escrow Agreement	6
Disclosure Letter	8
Due Diligence Investigation	26
Due Diligence Period	7
Effective Date	1
Effective Gross Income	59
Employee Benefit Plans	19
Employee Records	30
Environmental Laws	13
Equipment Leases	15
ERISA	19
ERISA Affiliate	19
Escrow Agent	5
Excess Assumption Fee	6
Excluded Assets	4
Excluded Business Names	47
Excluded Documents	5
Expenses	67
Facilities	1
Facility	1
Facility Software	49
FF&E	3
Financial Statements	17
Form Management Agreement	50
Former Seller	1
Former Sellers	1
Government Programs	16
Governmental Approvals	42
Governmental Authorities	10
Governmental Authority	10
Guarantee	73
Hard Date	7
Hazardous Substance	14
Health Care Licensing Approvals	47
Home	74
Immaterial Contracts	12
Improvements	2
Indemnified Party	54
Indemnifying Party	54
Initial Commitments	27
Initial Surveys	27

Intangible Property	3
Intellectual Property	17
Interim Consulting Agreements	46
Interim Management Agreements	46
Interim Operating Agreements	46
Interim Operating Facilities	58
Intermediary	48
Inventory	2
Key Employees	31
knowledge	8
Land	2
Leases	15
Legal Proceedings	17
License	10
Licenses	10
Licensing Approvals	44
Licensing Surveys	15
Liens	10
Management Agreement Deadline	50
Manager	50
Material Adverse Change	9
Medicaid	5
Medicare	16
Mortgage	74
Nevada Facilities	50
New Title Matter	27
Non-Recourse Carve-out Obligations	34
Notification Date	25
Operating Cap	54
Operational Materials	48
Organizational Documents	9
Original Agreement	1
Parties	1
Party	1
Permitted Liens	27
Personal Property	3
Pledge Agreement	74
Proposal	30
Proprietary Algorithms	48
Proprietary Software	3
Protected Employee	39
PTO	29
PTO List	29
Purchase Price	5
Purchaser	1
Purchaser Basket	54

Purchaser Cap	53
Purchaser Documents	5
Purchaser Indemnified Losses	51
Purchaser Indemnified Parties	51
Purchaser Manager	36
Purchaser Parent	34
Purchaser Parties	73
Purchaser Released Party	68
Purchasers	1
Purchasers’ Closing Statement	65
Purchasers’ Representatives	24
Real Property	2
Regency Grand Assets	36
Regency Grand Closing	36
Regency Grand Deposit	36
Rejected Contracts	33
Residency Agreements	12
Resident Records	4
Residents	12
Retained Employee	39
Reviewing Accountants	65
Security Documents	74
Seller	1
Seller Basket	52
Seller Cap	52
Seller Debt	12
Seller Documents	62
Seller Indemnified Losses	52
Seller Indemnified Parties	52
Seller Released Party	69
Seller Representatives	29
Sellers	1
SSI	16
St. Clair Membership Interests	74
St. Clair Property	74
Supplemental Financial Information	17
Supplemental Letter	8
Tenant Leases	15
Terminable Contracts	12
Title Commitments	26
Title Company	26
Title Objection Notice	27
Title Objection Response Notice	27
Title Policies	28
Title Policy	28
Transferred Funds	3

x

Transitioned Employees	38
Update Date	8
WARN Act	18
Work Product	3

AMENDED AND RESTATED PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”), dated as of this 27th day of February, 2012 (the “Effective Date”), is made and entered into by and among each of the entities set forth under the heading “Purchasers“ on the signature pages hereto (individually, a “Purchaser” and, together, the “Purchasers”), each of the entities set forth under the heading “Sellers” on the signature pages hereto (individually a “Seller” and, together, the “Sellers”), each of the entities set forth in Exhibit 1.0 (individually a “Former Seller” and, together, the “Former Sellers”) (for purposes of Article XI only) and Walter C. Bowen (“Bowen”) (for purposes of Sections 4.12, 4.17 and 6.10 and Article XI only). Each collective group of the Sellers and of the Purchasers is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Purchasers, the Sellers, the Former Sellers and Bowen are parties to that certain Purchase Agreement, dated as of August 25, 2011 (as amended by that certain letter agreement, dated as of September 13, 2011, by Amendment No. 1, dated as of October 8, 2011, by Amendment No. 2, dated as of November 4, 2011, by Amendment No. 3, dated as of December 22, 2011, by Amendment No. 4, dated as of February 14, 2012, and by Amendment No. 5, dated as of February 23, 2012) (as so amended, the “Original Agreement”), pursuant to which, among other things, the Purchasers agreed to purchase from the Sellers, and the Sellers agreed to sell to the Purchasers, the Assets (as defined therein).

B. The Parties desire to amend and restate the Original Agreement in order to, among other things, acknowledge and clarify that the Purchasers shall no longer be purchasing from the Former Sellers, and the Former Sellers shall no longer be selling to the Purchasers, the Assets (as defined in the Original Agreement) of such Former Sellers.

C. The Sellers own assisted living facilities, Alzheimer’s care facilities and independent living facilities, listed on Exhibit 1.1(a) (each a “Facility” and, collectively, the “Facilities”). Each Facility is owned by a separate Seller, as identified on Exhibit 1.1(a).

D. The Purchasers desire to purchase all of the Assets and to acquire all of the Sellers’ respective right, title and interest in and to the Assets, on the terms and conditions set forth in this Agreement.

E. The Sellers desire to sell to the Purchasers all of the Assets and to convey to the Purchasers all of their respective, right, title and interest in the Assets, on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

PURCHASE AND SALE

Section 1.1 Transfer of Assets.

(a) For the consideration hereinafter provided, the Sellers, in accordance with the terms and subject to the conditions in this Agreement, shall convey, transfer and assign to the Purchasers at the Closing, and the Purchasers shall purchase from the Sellers (in each case, free and clear of all Liens other than Permitted Liens), the following, hereinafter collectively referred to as the “Assets”:

(i) each Seller’s fee simple title in and to the land, as more particularly described in Exhibit 1.1(a) attached hereto (the “Land”), and all buildings, structures, fixtures, facilities, amenities, driveways, walkways, parking lots and other improvements owned by each Seller and located on the Land (collectively, the “Improvements”);

(ii) all of each Seller’s right, title and interest in and to all easements, rights-of-way, rights of ingress and egress, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenances in any way belonging to or appertaining to the Land or the Improvements, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land (collectively with the Land and the Improvements, the “Real Property”);

(iii) any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof;

(iv) all of each Seller’s right, title and interest in and to all materials, supplies, inventory, consumables, perishable and nonperishable food products, and other similar tangible property used in connection with the operation of the Real Property (collectively, the “Inventory”);

(v) all of each Seller’s right, title and interest in and to the Tenant Leases and the Assumed Equipment Leases;

(vi) all of each Seller’s right, title and interest in and to the Assumed Contracts;

(vii) all of each Seller’s right, title and interest in and to all Residency Agreements;

(viii) except for the Excluded Assets, all of each Seller’s right, title and interest in and to: (A) local and toll-free telephone and facsimile exchange numbers and post office box addresses used in connection with the ownership, maintenance and operation of the Real Property and the businesses operated at the Facilities (the “Business”), (B) to the extent any Seller’s interest is assignable pursuant to Applicable Law and to the extent the Purchasers in their sole discretion elect to assume the same, all of each Seller’s right, title and interest in and to all licenses, permits, approvals, entitlements, and other governmental authorizations (including certificates of occupancy), provider agreements and certificates of need issued by any Governmental Authority in each Seller’s possession or control in connection with the ownership, operation, planning, development, use or maintenance of any Real Property and the Business, (C) all rights and work product under construction, service, consulting, engineering, architectural, design and construction agreements (the “Work Product”) (including any warranties contained therein), (D) to the extent that each Seller’s interest is assignable, all of each Seller’s interest in all construction warranties, manufacturers’ warranties and other warranties applicable to the Real Property or the Business, (E) all development rights and goodwill related to any portion of any Real Property, (F) all leads regarding prospective residents, all customer lists, referral source lists, and competitive analyses related to the Facilities, (G) any trade marks, trade names, service marks, trade dress and all variations thereof, (H) all licensed software and proprietary software (the “Proprietary Software”) used in the operation of the Facilities, (I) deposits and advance payments made by the Sellers and held by third parties with respect to any of the Assets or the Business, collectively “Transferred Funds”, (J) all indemnities related to the Assets, (K) all causes of action, choses of action, rights of recovery, rights of setoff and rights of recoupment of the Sellers relating to the Real Property or the Business, including any such rights of the Sellers under any property, casualty, or other insurance policy (“Causes of Action”), and (L) all other intangible property used by the Sellers exclusively in connection with the ownership and operation of the Real Property or the Business (collectively, the “Intangible Property”);

(ix) all of each Seller’s right, title and interest in and to (A) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (B) furniture, equipment, televisions, telephone systems; mechanical systems, fixtures and equipment, electrical systems, fixtures and equipment; heating fixtures, systems, and equipment; air conditioning fixtures, systems and equipment, plumbing fixtures, systems, and equipment, security systems and equipment, carpets, drapes, artwork and other furnishings, refrigerators, microwaves, ovens, stoves, and all other appliances, vehicles, office equipment, furniture and fixtures not considered improvements, spare parts, supplies and other physical assets, machinery, tools, trade fixtures, utensils, china, glassware, and other personal property owned by the Sellers, which are located on or used exclusively in connection with the maintenance and operation of the Facility and/or the Real Property (collectively, the “FF&E”), (C) the Books and Records and (D) all other personal property owned by the Sellers and which is used by the Sellers in connection with the ownership, maintenance, and operation of the Real Property; but excluding the Excluded Assets (collectively, and together with the Inventory, the “Personal Property”);

(x) except for the Excluded Documents, all of each Seller’s right, title and interest in and to the following documents that relate to the Real Property, the Personal Property and the Business: (A) all records and reports (except for such records and reports where transfer is prohibited by Applicable Law) relating to all Residents at the Facilities (collectively, the “Resident Records”), (B) Employee Records, but only to the extent such Employee Records are for employees who become Transitioned Employees, (C) third party reports and studies, land surveys, structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Real Property, (D) land use applications, land use permits and approvals, and other operating permits and (E) policy and procedure manuals (collectively, the “Assigned Records”); and

(xi) copies of the following records (the originals and all other rights associated therewith are to be retained by the Sellers): (A) building designs, (B) accounting records, including billing records and invoices, (C) regulatory surveys and reports, incident tracking reports and (D) all financial statements and other accounting, tax, financial and other books and records relating to the use, maintenance and operation of the Facility, but excluding any Excluded Documents (collectively, the “Copied Records,” and, together with the Assigned Records, the “Books and Records”).

Notwithstanding the foregoing, each Seller shall separately convey, transfer and assign each Real Property to a single Purchaser (or such Purchaser’s assigns pursuant to Section 11.6) in accordance with Exhibit 1.1(a), which exhibit identifies for each Real Property: (A) each Seller that shall convey, transfer and assign such Real Property and (B) the Purchaser to which such Seller shall effect the conveyance, transfer and assignment of such Real Property. With respect to the Assets other than the Real Property, each Seller shall separately convey, transfer and assign each such Asset to one or more Purchasers (or such Purchasers’ assigns pursuant to Section 11.6) in accordance with Exhibit 1.1(a), which exhibit identifies for each Facility (X) each Seller that shall separately convey, transfer and assign such Assets and (Y) the Purchaser or Purchasers to which such Seller shall effect the conveyance, transfer and assignment of such Assets. The Purchasers shall have the right to make modifications to the identity of the Purchasers on Exhibit 1.1(a) in accordance with Section 11.6 after the Effective Date up to the Closing Date.

(b) Notwithstanding anything to the contrary contained herein, the Assets shall not include all of the Sellers’ right, title and interest in the following items (collectively, the “Excluded Assets”):

(i) All bank accounts, cash, cash equivalents, securities and accounts receivable (but only to the extent relating to periods prior to the Closing) (including third party settlements), prepaid accounts (subject to the provisions of Section 9.6), real estate tax, insurance, maintenance, replacement and other escrows, reserves and impoundments held in connection with any loans and any Causes of Action (but only to the extent such Causes of Action relate to periods prior to the Closing);

(ii) All sums relating to Title XIX of the Social Security Act (however denominated by the applicable state, “Medicaid”) rate adjustments relating to periods prior to the Closing;

(iii) Refunds, rebates and dividends paid in respect of workers’ compensation, with respect to other insurance premiums paid by the Sellers relating to periods prior to the Closing Date, and refunds and additional recoveries by or payments to the Sellers from any person for services, goods or supplies which were provided by such person to the Sellers prior to the Closing Date;

(iv) The following books and records: (A) the Sellers’ organizational documents, minute books and other books and records relating solely to the corporate or similar governance of each Seller as a legal entity, (B) records related to employees that do not become Transitioned Employees, and (C) any correspondence or communications between legal counsel on the one hand and the Sellers or the Seller Representatives on the other hand, whether or not covered by attorney-client privilege, and whether or not related to the transaction contemplated by this Agreement (collectively, the “Excluded Documents”);

(v) Originals of the Copied Records;

(vi) The trademarks, trade names, service marks, web addresses and telephone numbers set forth on Exhibit 1.1(b)(vi); and

(vii) All management agreements with BPM Senior Living Company (“BPMSL”).

Section 1.2 Closing. Unless this Agreement shall have been terminated pursuant to Article X, the closing hereunder (the “Closing”) shall occur at 11:00 a.m. (New York City time) on April 30, 2012 (the “Closing Deadline Date”), unless extended by the Purchasers pursuant to Section 4.8, or earlier upon mutual agreement by the Purchasers and the Sellers. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing hereunder shall be effective as of 11:59 p.m. (Pacific Time) on the Closing Date. On or before the Closing Date, (i) all Seller Documents, (ii) all executed documents required from each Purchaser under Section 9.2(b) (the “Purchaser Documents”) and (iii) all executed documents required from Bowen under Section 9.2(c) in order to effectuate the consummation of the Closing shall be delivered to the Title Company, in its capacity as escrow agent (the “Escrow Agent”).

Section 1.3 Purchase Price. The purchase price for the Assets shall be One Hundred Sixty Seven Million Seven Hundred Thousand Dollars ($167,700,000) (the “Purchase Price“), subject to the prorations and further adjustments as provided for in this Agreement. The Purchase Price will be allocated among the Facilities and the Assets related to the respective Facilities and paid to the respective Sellers as provided for in Section 1.7.

Section 1.4 Earnest Money. Prior to the Effective Date, the Purchasers have delivered Two Million Five Hundred Thousand Dollars ($2,500,000) to the Escrow Agent. Pursuant to that certain Amended and Restated Deposit Escrow Agreement, dated as of the Effective Date (as such agreement may be further amended in the future, the “Deposit Escrow Agreement”), by and among the Purchasers, the Sellers and the Escrow Agent, the Purchasers shall be refunded Eight Hundred Ten Thousand Six Hundred Eighty Dollars ($810,680) resulting in an amount of One Million Six Hundred Eighty-Nine Thousand Three Hundred Twenty Dollars ($1,689,320) as earnest money deposit (such amount, as reduced pursuant to the terms of Section 1.4(d) below, together with all interest accrued thereon, the “Deposit”). The Deposit shall be allocated among the Facilities based on the allocation of the Purchase Price as provided in Section 1.7. The Escrow Agent shall hold the Deposit in one or more interest bearing accounts as directed by the Purchasers.

(a) In the event the Closing occurs, the Deposit shall be applied against the Purchase Price payable at the Closing and the Purchasers shall receive a credit therefor.

(b) In the event this Agreement is terminated in accordance with Section 10.1 (other than pursuant to Section 10.1(c) and subject to the conditions set forth in Section 10.3(b)), then the Escrow Agent shall return the Deposit to the Purchasers, except to the extent a portion of the Deposit is payable to the Sellers pursuant to Section 1.8.

(c) In the event this Agreement is terminated in accordance with and subject to the conditions of Section 10.1(c), then the Escrow Agent shall pay the Deposit to the Sellers, which payment of the Deposit to the Sellers shall constitute the Sellers’ full liquidated damages payment as provided in Sections 10.3(b) and 11.16(c).

(d) In the event that this Agreement is terminated with respect to the Regency Grand Facility pursuant to the terms of Section 5.2(i)(i), that portion of the Deposit allocated to the Regency Grand Facility shall be returned to the Purchasers promptly upon written demand by the Purchasers to the Escrow Agent.

(e) Upon the disbursement of the Deposit pursuant to Section 1.4(b) or (c) above, this Agreement shall be null and void and neither Party shall have any further obligation to the other except for those matters which specifically survive such a termination.

Section 1.5 Payment of Purchase Price. At the Closing, the Purchasers shall pay the Purchase Price, (i) adjusted for any prorations, credits and additions for the benefit of the Purchasers or the Sellers as specified in Section 5.2(c) and Article IX, (ii) reduced pursuant to the terms of Section 5.2(i)(i), (iii) reduced by the outstanding principal amount and accrued interest on the Assumed Debt, and (iv) reduced by the amount by which the loan assumption or transfer fee for the Assumed Debt exceeds 1% of the assumed principal amount of the particular Assumed Debt (the “Excess Assumption Fee”). The Purchase Price, as adjusted per the foregoing sentence, minus the Deposit, shall be paid by wire transfer of immediately available federal funds to the Escrow Agent.

Section 1.6 Assumed Liabilities. At the Closing, no Purchaser shall assume any liabilities or obligations of any Seller whatsoever, fixed or contingent, and the Sellers shall retain and discharge in the ordinary course all liabilities and obligations of the Sellers, other than the following obligations which will be assumed by one or more of the Purchasers (as identified in the respective assignment documents executed at the Closing (the “Assumed Liabilities”)):

(i) liabilities and obligations arising out of or related to periods after the Closing, or as otherwise expressly set forth herein, with respect to the Assumed Contracts, the Assumed Equipment Leases, the Tenant Leases and all Residency Agreements; and

(ii) liabilities and obligations arising out of or related to periods after the Closing, or as otherwise expressly set forth herein, with respect to the Assumed Debt Documents (including, but not limited to, the Assumed Debt).

Section 1.7 Allocation of Purchase Price. The Purchase Price and the Deposit shall be allocated among the Facilities and among the Assets related to the respective Facilities at the Closing as provided and as described in Exhibit 1.7. Each Party hereby covenants and agrees (i) to timely file all forms (including IRS Form 8594) and tax returns required to be filed in connection with Exhibit 1.7 and (ii) to take no position on any income tax return or form, before any governmental agency charged with the collection of any income tax, in any judicial proceeding or otherwise with any Governmental Authority that is any way inconsistent with the terms of this Section 1.7 and Exhibit 1.7.

Section 1.8 Due Diligence Period. The Parties hereby acknowledge that, as of the Effective Date, the Purchasers have not yet had an opportunity to complete their Due Diligence Investigation and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. Accordingly, for the period (the “Due Diligence Period”) beginning on the Effective Date and continuing until 5:00 p.m. (Pacific Time) on April 15, 2012 (as such date may be accelerated pursuant to Section 1.9, the “Hard Date”), and notwithstanding any other provision of this Agreement to the contrary, the Purchasers shall have the right to terminate this Agreement by written notice to the Sellers in the event the Purchasers, in the Purchasers’ sole discretion, are not satisfied with the Assets for any reason (or no reason), which reason (or no reason) need not be specified in such notice, provided that such notice is delivered to the Sellers and their counsel at the email addresses set forth in Exhibit 1.8, on or prior to 5:00 p.m. (Pacific Time) on the Hard Date. Each Seller acknowledges and agrees that the Purchasers have no obligation to give the Sellers prior notice, or to negotiate in good faith with the Sellers regarding modifying the terms of this Agreement or the transactions contemplated hereby, before the Purchasers deliver the notice of termination contemplated by the immediately preceding sentence to the email address listed in Section 1.8 of the Disclosure Letter. If such notice of termination is so delivered (i) on or before 5:00 p.m. (Pacific Time) on February 27, 2012 (the “Commitment Date”), then the Purchasers shall be entitled to a refund of the Deposit minus an amount of Three Hundred Thousand Dollars ($300,000), which Three Hundred Thousand Dollars ($300,000) shall be paid to the Sellers, (ii) after 5:00 p.m. (Pacific Time) on the Commitment Date but on or before 5:00 p.m. (Pacific Time) on the Hard Date, then the Purchasers shall be entitled to a refund of the Deposit minus an amount of Six Hundred Thousand Dollars ($600,000), which Six

Hundred Thousand Dollars ($600,000) shall be paid to the Sellers or (iii) after 5:00 p.m. (Pacific Time) on the Hard Date, then the Purchasers shall not be entitled to a refund of the Deposit. If the Purchasers do not terminate this Agreement as set forth in this Section 1.8 or as otherwise provided herein, then this Agreement shall remain in full force and effect.

Section 1.9 Change in Hard Date. The Purchasers may accelerate the end of the Due Diligence Period by delivering written notice to the Sellers to the email address listed in Exhibit 1.8 of a date prior to the Hard Date, which shall thereafter be referred to as the “Hard Date.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In recognition of the as-is basis of this transaction, the Sellers are providing the limited representations and warranties contained in this Article II. Each Seller represents and warrants to the Purchasers, jointly and severally, that, except as set forth in the Second Amended and Restated Disclosure Letter dated February 27, 2012 attached hereto (the “Disclosure Letter”) and, with respect to Immaterial Contracts, Terminable Contracts and the Supplemental Financial Information only, as revised by Section 4.20 in the supplemental letter (the “Supplemental Letter”) to be delivered by the Sellers to the Purchasers on or before March 2, 2012 (the “Update Date”), and except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date) the representations and warranties contained in this Article II (i) are true and correct as of the Effective Date (except with respect to any representations and warranties (x) in Section 2.7 regarding Immaterial Contracts and Terminable Contracts and (y) in Section 2.20 regarding Supplemental Financial Information), (ii) with respect to any representations and warranties (x) in Section 2.7 regarding Immaterial Contracts and Terminable Contracts and (y) in Section 2.20 regarding Supplemental Financial Information, are true and correct as of the Update Date, and (iii) will be true and correct as of the Closing Date as though made as of the Closing Date. The Disclosure Letter is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Letter relate. An exception to a representation or warranty in this Article II set forth in the Disclosure Letter effectively modifies the corresponding representation or warranty in this Article II, notwithstanding whether such representation and warranty specifically references the Disclosure Letter. Any fact or item disclosed on any section of the Disclosure Letter shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Notwithstanding anything else to the contrary herein, any reference in this Agreement to “knowledge” of the Sellers shall be deemed to mean the actual knowledge of the individuals listed on Exhibit 2.0 after due inquiry.

The Purchasers acknowledge that the Sellers and their representatives have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Article II, and that the Purchasers are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Article II.

Section 2.1 Organization and Qualification. (i) Each Seller is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed with all requisite power and authority to carry on its respective business as currently being conducted and to own or lease and operate the Assets it owns or leases as and in the places now owned, leased or operated, respectively; and (ii) each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, construction, management or operation of its Facilities makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change. The Sellers have provided to the Purchasers complete and correct copies of the articles of incorporation, bylaws, articles of organization, operating agreement, partnership agreement, shareholder or other equity owner agreement or other governing organizational documents (the “Organizational Documents”), as the case may be, for each Seller. No Seller is in default under or in violation of any provision of its respective Organizational Documents. For purposes of this Agreement, the term “Material Adverse Change” shall mean any change, state of facts, development, circumstance, effect, event, condition or occurrence that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, liabilities, operations, prospects, condition (financial or otherwise) or results of operations of the Facilities or the Business, or (b) could reasonably be expected to materially impair the ability of one or more of the Sellers to timely perform their obligations hereunder or under any Seller Documents or to timely consummate the transactions contemplated by this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 2.2 Authority; Binding Effect; Approvals; No Conflicts.

(a) Subject to receipt of the Governmental Approvals each Seller has, and at the Closing each Seller will have, the requisite corporate, limited liability company or partnership right, power and authority, as applicable, to execute their respective Seller Documents, deliver and perform this Agreement by such Seller in connection with such transactions. The execution, delivery, performance and consummation of this Agreement, the applicable Seller Documents and all of the transactions contemplated herein and therein have been duly authorized and approved by all necessary corporate, partnership or limited liability action of each Seller.

(b) This Agreement and each Seller Document, upon due execution and delivery by each respective Seller, will constitute the legal, valid, and binding obligation of each respective Seller, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

(c) No equity owner of any Seller, nor any other person, has any dissenter’s rights or appraisal rights or any rights of first refusal, rights of first offer or similar rights with respect to the Assets or with respect to the transactions contemplated by this Agreement.

(d) The execution, delivery and performance of this Agreement and any of the Seller Documents by each Seller does not and will not:

(i) Conflict with or result in any breach or violation of the provisions of, or constitute a default under the Organizational Documents of any Seller;

(ii) Violate any restriction to which any Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, permit, lease, indenture, contract, agreement, obligation, commitment, arrangement, understanding, instrument, Lease or other material agreement or instrument, whether oral or written, to which any Seller is a party, or by which it or any of such Seller’s Assets are bound or result in the termination of any such instrument or termination of any provisions in such instrument, individually or in the aggregate, that will have a Material Adverse Change and/or result in the creation or imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) (collectively, “Liens”) upon the Assets;

(iii) Violate any Applicable Law; or

(iv) Result in the breach or violation of any of the representations and warranties herein set forth by the Sellers.

Section 2.3 Licenses. Section 2.3 of the Disclosure Letter sets forth all material permits, licenses, Medicaid, and other provider agreements and other authorizations issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of any Facility, including all licenses required for each Seller’s operation of each Facility as an assisted living facility, Alzheimer’s care facility, and/or an independent living facility, (each a “License”, collectively, the “Licenses”). Each License is in good standing and the Sellers have not received notice, oral or written, that the Sellers are in violation of any restriction, rule or regulation affecting possession and use thereof. The Sellers and BPMSL are the holders of all the Licenses.

Section 2.4 Compliance with Laws. Each Seller is in compliance with all Applicable Law in all material respects, and no Seller has received any notice from any Governmental Authority or other person, alleging that any Seller is violating any Applicable Law.

Section 2.5 Governmental Approvals. No Seller is required to submit any notice, oral or written, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (a “Governmental Authority” or “Governmental Authorities”) in connection with its execution or delivery of this Agreement or any Seller Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by any Seller in connection with the execution, delivery and performance of this Agreement.

Section 2.6 Taxes. All real property taxes and assessments, and all personal property taxes and assessments (including, in each case, all interest and penalties thereon), in connection with the Assets (or the operation thereof) allocable to the period prior to and including the Closing Date, have been paid by the Sellers or, by the time of the Closing, will be paid by the Sellers or prorated between the Parties pursuant to Section 9.4(b). In addition: (i) all income, sales, bed and franchise or similar taxes due and payable by each Seller, if any, and all interest and penalties thereon, if any, have been timely paid in full; (ii) all tax returns required to be filed by each Seller, if any (including all sales, franchise and payroll tax returns and reports), have been properly and timely filed (including extensions pursuant to properly and timely filed extension documents where permitted), are true, correct and complete and correctly reflect the tax position of such Seller, and all taxes respectively due and payable under such tax returns (together with all interest and penalties thereon) have been paid in full; (iii) no Seller is subject to a claim for deficiency or other action in connection with any taxes; (iv) to the Sellers’ knowledge, no tax returns of any Seller have been or are being examined by the Internal Revenue Service or any state or local Governmental Authority; and (v) all tax returns filed by each Seller after August 25, 2011 covering periods prior to and including the Closing Date, will be properly and timely filed (giving consideration for allowable extensions), shall be true, correct and complete, and correctly reflect the tax position of such Seller, and all taxes respectively due and payable under such tax returns (together with all interest and penalties thereon) will be timely paid in full. The Sellers (other than Sellers that are disregarded entities for federal income tax purposes) have provided to the Purchasers true, correct and complete copies of all ad valorem and other property tax statements and assessments covering the Assets for the current year and the three (3) preceding years, together with a copy of any notice of increase in valuation received by any Seller since such tax statements were issued. To the Sellers’ knowledge, there are no special assessments or charges which have been levied against the Assets that are not reflected on the tax bills. The Sellers (other than the Sellers that are disregarded entities owned by Bowen for federal income tax purposes) have provided to the Purchasers true, correct and complete copies of all tax returns, reports and forms with respect to the operation, use and ownership of the Assets for the current year and the two (2) preceding years. The Sellers that are disregarded entities owned by Bowen for federal income tax purposes have provided to the Purchasers true, correct and complete copies of (A) all Schedules C and/or E from Bowen’s tax return and/or (B)

other portions of Bowen’s tax returns, reports and forms, in each case containing information with respect to the operation, use and ownership of the Assets for the current year and the two (2) preceding years; provided, however, that the Sellers are only required to provide such Schedules C and/or E and such other portions of Bowen’s tax returns, reports and forms that reflect Bowen’s ownership of the Assets in entities that are disregarded for federal income tax purposes, are not required to provide the remainder of Bowen’s personal income tax returns and are permitted to redact any portion of Bowen’s Schedules C and/or E, tax returns, reports, or forms that do not relate to the operation, use and ownership of the Assets.

Section 2.7 Contracts.

(a) Section 2.7(a) of the Disclosure Letter includes a true and correct list as of the Effective Date of all outstanding contracts or agreements, whether written or oral, which relate to the Assets, except (i) those contracts which require annual payments of less than Five Thousand Dollars ($5,000) per contract (the “Immaterial Contracts”), (ii) the Residency Agreements and (iii) the Leases (such contracts and agreements, excluding those set forth in clauses (i), (ii) and (iii), and together with any amendments or modifications thereto, collectively, the “Contracts”). Section 2.7(a) of the Disclosure Letter sets forth each Immaterial Contract and whether such Immaterial Contract contains any express provision against assignment that prohibit or otherwise impede the assumption of such Immaterial Contract by the Purchasers pursuant to Section 5.1. On or prior to the Effective Date, the Sellers have provided to the Purchasers true and complete copies of each Contract (other than those Contracts that are cancelable on thirty (30) days’ notice without penalty or premium (the “Terminable Contracts”)). The Sellers have provided, or will provide on or before the Update Date, to the Purchasers true and complete copies of each Terminable Contract and each Immaterial Contract. No Seller has (i) received written or oral notice of any default, and there is no default, existing or continuing by any Seller or, to the Sellers’ knowledge, any other party, under the terms of any Contracts, or (ii) waived in writing or, to the Sellers’ knowledge, otherwise waived or failed to enforce any rights or benefits under any Contract. To the Sellers’ knowledge, each Contract is in full force and effect and is valid and enforceable by each applicable Seller in accordance with its terms.

(b) Included in Section 2.7(b) of the Disclosure Letter are specimens of agreements with residents at the Facilities (the “Residents”) related to their residency and care (the “Residency Agreements”), and rent rolls dated as of January 31, 2012 for each Facility setting forth all such agreements in effect as of January 31, 2012. All Residents of each Facility have executed Residency Agreements and no such agreement varies in any material respect from the terms of the specimen agreements included in Section 2.7(b) of the Disclosure Letter, was entered into other than on an arms’ length basis or provides for payment of a single or fixed sum in exchange for lifetime care or other prepaid services.

(c) Section 2.7(c) of the Disclosure Letter is a list of all indebtedness secured by any Sellers’ interest in the Assets (the “Seller Debt”) (as opposed to indebtedness of any lessor with respect to any Assets). Each Seller hereby represents and warrants that such Seller is in compliance, in all material respects, with all representations, warranties, covenants, requirements and conditions under any documents related to the Seller Debt.

(d) Section 2.7(d) of the Disclosure Letter sets forth (i) all of the agreements and instruments (the “Assignable Debt Documents”) executed and delivered and currently in effect as of the Effective Date in connection with the Assignable Debt, (ii) the servicer of the Assignable Debt, if applicable, and, to the Sellers’ knowledge, the current holders of the Assignable Debt, (iii) the current outstanding principal amount and accrued interest thereon and any other amounts owed with respect to the Assignable Debt, and (iv) the projected principal amount and accrued interest and other amounts due with respect to the Assignable Debt as of March 31, 2012 and as of April 30, 2012. The Sellers have provided to the Purchasers true and correct copies of the Assignable Debt Documents. The Assignable Debt Documents have not been amended or modified except as disclosed in Section 2.7(d) of the Disclosure Letter. The Sellers are in compliance, in all material respects, with all representations, warranties, covenants, requirements and conditions under the Assignable Debt Documents, and no default or event of default has occurred, or is reasonably likely to occur as a result of the transactions contemplated by this Agreement or otherwise, with respect to the Assignable Debt Documents.

(e) Each Contract relates only to the Assets and does not relate to, or provide for any other rights and/or obligations with respect to, any other facility, facilities or assets owned or managed by an affiliate of the Sellers or any other person that is not subject to this Agreement.

Section 2.8 Real Estate.

(a) No Seller has received written, or to the Sellers’ knowledge oral, notice of, and no Seller has knowledge of, any violation in any material respect of any zoning codes or ordinances in connection with the ownership, operation or maintenance of any Real Property or the Business conducted thereon. No Seller has knowledge of any agreements, documents, or instruments which are not recorded among the applicable land records for any Real Property but which affect the title to such Real Property. Each Seller has good title to its Assets (excluding the Real Property).

(b) To the Sellers’ knowledge, each Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable easement benefiting such Real Property, and no Seller has knowledge of, or has received written, or to the Sellers’ knowledge oral, notice alleging, any material breach or default under any instrument creating such easement or attempting to terminate or revoke such easement.

(c) No Seller has received written notice of, or has knowledge of, any threatened or contemplated rezoning or other land use compliance actions. There are no condemnation or eminent domain proceedings pending, or, to the Sellers’ knowledge, threatened or contemplated against any Real Property or any part thereof, or access thereto, and no Seller has received written, or to the Sellers’ knowledge oral, notice of the intention of any public authority or other entity to take or use any Real Property or any part thereof.

(d) There are no parties (other than the Sellers) in possession of the Assets, or any portion thereof, other than (i) tenants under the Tenant Leases set forth in Section 2.8(d) of the Disclosure Letter who are in possession of only that space permitted by such Lease, and (ii) Residents pursuant to the Residency Agreements, all of whom and all of which (with additions and deletions as experienced by the Sellers in the ordinary course of business as of the Effective Date) are set forth on the rent rolls as part of Section 2.7(b) of the Disclosure Letter.

(e) There are no outstanding options or rights of first offer or refusal to purchase the Assets or any portion thereof or interest therein, other than rights running in favor of the Sellers, all of which are being assigned as part of the Assets.

Section 2.9 Hazardous Substances. For purposes of this Agreement, “Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et. seq., the Safe Drinking Water Act 42 U.S.C. Section 300(f) et. seq. and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances, (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation and maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called “toxic torts,” and (G) environmental or ecological conditions on, under or about the Assets, and all amendments and regulations promulgated thereunder. For purposes of this Agreement, “Hazardous Substance” shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance,” “hazardous material,” “toxic substance,” “hazardous waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, including all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, raw materials used or stored in any Facility and building components including asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(a) To the Sellers’ knowledge, the Assets do not contain any Hazardous Substances, except for Hazardous Substances typically used in any Facility, including cleaning fluids, insecticides and medicines (the “Common Products”), which Common Products have been used, transported, stored and disposed of by the Sellers in compliance, in all material respects, with all applicable Environmental Laws;

(b) There is no pending or, to the Seller’s knowledge, threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at any Facility;

(c) No Seller has received any notice, oral or written, of, or has any knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. The Sellers shall notify the Purchasers promptly of their receipt of any such notice or knowledge after the Effective Date;

(d) Each Seller has owned and operated its Assets in compliance in all material respects with all applicable Environmental Laws, has obtained all necessary permits under the Environmental Laws for such Seller’s operations on its Assets and has not used any of the Assets for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, other than as described in Section 2.9(a) above;

(e) To the Sellers’ knowledge, there has been no discharge of any Hazardous Substance in violation of any Environmental Law on or from any of the Assets during the time of the Sellers’ ownership or occupancy thereof; and

(f) The Sellers have, prior to the Effective Date, delivered to the Purchasers copies of all reports or tests in the Sellers’ possession, if any, with respect to the compliance of the Facilities or the Real Property with the Environmental Laws and/or the presence of Hazardous Substances on the Facilities or the Real Property.

Section 2.10 Leases. Section 2.10 of the Disclosure Letter contains a true and correct list of all leases (inclusive of all amendments) of all machinery, equipment and other tangible property leased to any Sellers which are used at or relate primarily to any Real Property (including all amendments and modifications thereto, the “Equipment Leases”), and all leases of any portion of each Real Property by any Seller to any third party other than a Resident (including all amendments and modifications thereto, the “Tenant Leases” and collectively with the Equipment Leases, the “Leases”) and the Sellers have provided to the Purchasers true and current copies of such Leases. Each Lease is in full force and effect; all rents due on or before the Effective Date under each Lease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, a Seller is landlord under each Tenant Leases and none of the Sellers, nor, to the Sellers’ knowledge, any other party to such Lease is in material default in any respect thereunder; no Seller has waived in writing, nor, to the Sellers’ knowledge, has any Seller otherwise waived or failed to enforce, any rights or benefits under any Lease; and no Seller has knowledge or has received notice, oral or written, that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by any Seller (or, to the Sellers’ knowledge, any lessee or tenant) under any such Lease.

Section 2.11 Survey Reports, Etc. To the Sellers’ knowledge, all survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued with respect to any Facility (collectively, the “Licensing Surveys”) for the last three (3) years and delivered to the Purchasers by the Sellers pursuant to Section 6.3(g) are true and complete copies of such reports, waivers, plans and reports in the Seller’s possession. The Sellers shall also promptly deliver to the Purchasers any Licensing Surveys filed, arising, or involving any Facility between the Effective Date and the Closing Date. Each Seller has remedied, discharged and complied with all applicable plans of correction, such that there are no current violations or deficiencies with respect to any of the Licenses.

Section 2.12 Capital Expenditures. Except for routine expenditures in an amount less than One Hundred Thousand Dollars ($100,000) for repairs and replacements in connection with the ongoing maintenance and upkeep of the Real Property, no Seller is a party to any outstanding contracts for capital expenditures relating to any Real Property, nor is it a party to or subject to, any agreement, obligations or commitments for capital expenditures relating to any Real Property, including additions to property, plant, equipment or intangible capital assets.

Section 2.13 Absence of Notices. No Seller has received any written notice of, or to the Sellers’ knowledge any oral notice of, or has any knowledge, that any material supplier of any Seller intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with any Facility as a result of the transaction contemplated hereby or otherwise.

Section 2.14 Resident Records. No Seller has received any written notice or, to the Sellers’ knowledge any oral notice: (a) that Resident Records used or developed in connection with the Business conducted at each Facility have not been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records or (b) of any material deficiency in the Resident Records or other relevant records of each Facility used or developed in connection with the operation of the Business conducted at each Facility.

Section 2.15 Advance Payments and Residents Funds. The Sellers hold no advance payments or resident trust fund accounts.

Section 2.16 Third Party Payor Program Participation.

(a) Section 2.16(a) of the Disclosure Letter sets forth for each Seller and Facility, by name, number of beds and percentage of revenue for the periods stated for such Seller or Facility, that has participated in, has been excluded from participation in, has elected to terminate its participation in, currently participates in or is a provider under, Medicaid or Title XVIII (“Medicare”) of the Social Security Act or any applicable state Medicaid, CHAMPUS, TRICARE or other federal, state or local governmental reimbursement programs, or successor programs to any of the above (collectively, the “Government Programs”). Except as set forth in Section 2.16(a) of the Disclosure Letter, none of the Sellers, or any Facility, has participated in, has been excluded from participation in, has elected to terminate its participation in, currently participates in or is a provider under any applicable Government Program.

(b) None of the Facilities admits individuals who receive, or who are eligible to receive, Supplemental Security Income (“SSI“), and no Residents receive or are eligible to receive SSI.

Section 2.17 Third Party Payor Reimbursement. All billing practices of each Seller with respect to its Facility to all third party payors, including the Government Programs and private insurance companies, have been in compliance with all Applicable Law, regulations and policies of such third party payors and Government Programs in all material respects. No Seller has received any written notice of, or to the Sellers’ knowledge any oral notice of, or has any knowledge, that it has billed or received any payment or reimbursement in excess of amounts permitted by Applicable Law, except to the extent cured or corrected (including all penalties or interest incurred in connection with such payment or reimbursement).

Section 2.18 Licensed Beds and Units. The licensed capacity and/or the number of licensed assisted living beds and units and/or unlicensed independent living beds, as applicable, at each Facility is as set forth in Section 2.18 of the Disclosure Letter. There are no skilled nursing beds located at any Facility.

Section 2.19 Intellectual Property. Other than the rights to use certain trade names and trademarks associated with the Facilities which are listed in Section 2.19 of the Disclosure Letter, and unregistered copyrights in certain printed materials used in the Business, and any software or other computer programs used in the connection with the operation of the Facilities, which the Sellers are transferring, to the extent of the Sellers’ interest in such computer programs or software, no Seller has any other Intellectual Property of any kind used in the Business. To the Sellers’ knowledge, no Seller has infringed, violated or misappropriated any Intellectual Property rights of any third party. None of the Sellers has received any complaint, claim or notice, or written threat alleging any such material infringement, violation or misappropriation, and, to the Sellers’ knowledge, there is no reasonable basis for any such claim. For these purposes, “Intellectual Property” shall mean, collectively, all: (i) United States or foreign patents, patent applications, patent disclosures, and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof; (ii) trademarks, service marks, trade dress, trade names, fictitious names, corporate names, and registrations and applications for registration thereof; and (iii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof.

Section 2.20 Financial Statements. The Sellers have provided to the Purchasers (or, with respect to the Supplemental Financial Information, will provide on or before the Update Date) copies of the financial statements listed in Section 2.20 of the Disclosure Letter certified by the chief financial officer of each Seller (collectively, the “Financial Statements”) as follows: (a) individual Facility monthly profit and loss income statements for the fiscal years ended 2008, 2009, 2010 and 2011 and for the one (1) month period ended January 31, 2012, (b) a schedule of capital improvement expenditures (routine and growth-related) for each Facility for the fiscal years ended 2008, 2009, 2010 and 2011 and for the one (1) month period ended January 31, 2012 and (c) individual Facility payroll statements for each Facility’s two (2) most recent payroll cycles. The Financial Statements (including any notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, and with respect to (a) present fairly the profit and loss of each Seller and each Facility as of such dates and include (i) both recurring and non-recurring expenses (with any non-recurring expenses identified and set forth separately in Section 2.20 of the Disclosure Letter), (ii) detailed summaries of any changes in accounting policies, and (iii) the monthly allocation to each Seller of such Seller’s health benefits, Property & Professional Liability Insurance and workers compensation insurance expenses and the annual reconciliation amount, if any, in each case, for the periods covered in the Financial Statements (together with a summary explanation for any material reconciliation amounts) ((i), (ii) and (iii), collectively, the “Supplemental Financial Information”). Since January 1, 2008, none of the Sellers has made or received any capital allocations or corporate or other reimbursements to or from any affiliate or any other person. Since January 31, 2012 through the Effective Date, the Sellers have operated the Business without material deviation from the ordinary course of business consistent with past practice and have taken no action, if taken, or failed to take any action, if not taken, in each case, that would require the consent of the Purchasers under Article IV of this Agreement.

Section 2.21 No Litigation. Except as set forth in Section 2.21 of the Disclosure Letter, there are no actions, suits, claims, arbitrations, governmental investigations or other legal or administrative proceedings (“Legal Proceedings”), or any orders decrees or judgments in progress or pending or, to the Sellers’ knowledge, threatened against or involving any Seller, any Asset, any Seller’s operation of its Real Property or against or relating to the transactions contemplated by this Agreement, in any state court, or in any federal court, or, to the Sellers’ knowledge, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other governmental agency, department, commission, board, bureau, instrumentality or other Governmental Authority. The matters set forth in Section 2.21 of the Disclosure Letter, if decided adversely, will not materially and adversely affect one or more of the Facilities or the operation of any Real Property or the Business.

Section 2.22 Location of Assets. To each Seller’s knowledge, all of the tangible Assets are in the Sellers’ possession or control and are located at or on the Real Property, or at the Sellers’ company headquarters located at 1800 SW 1st Avenue, Portland, Oregon 97201.

Section 2.23 Employee and Labor Relations. Except as provided in Section 2.23 of the Disclosure Letter:

(a) Compliance. The Sellers and BPMSL are in compliance in all material respects with all Applicable Law respecting employment and employment practices with respect to employees located at the Facilities.

(b) No Claims. No legal claim in respect of application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment of any person is currently pending or, to each Seller’s knowledge, threatened, against any Seller or BPMSL or any of their subsidiaries, in connection with the hiring, employment, or termination of employees located at the Facilities.

(c) No Labor Actions. No labor strike, picketing action, dispute, slowdown or stoppage, or unfair labor practices are actually pending or, to the Sellers’ knowledge, threatened against, or involving, BPMSL, any Seller or any Facility.

(d) No Bargaining Agreements. Neither BPMSL nor any Seller is a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Sellers or BPMSL. To the Sellers’ knowledge, no petitions for representation have been filed against any Facility nor have any demands been made for recognition.

(e) PTO. A description of BPMSL’s employment policies for payment of accrued sick days, vacation days, and other personal days upon termination of an employee’s employment is set forth in Section 2.23(e) of the Disclosure Letter.

(f) At-Will Employees. All employees located at each Facility as of Closing are employees of BPMSL and are employees-at-will.

(g) WARN Compliance. BPMSL has taken, as required by Applicable Law, any and all actions necessary to comply with the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or state statute of similar import, with respect to any event of occurrence affecting any Facility since the effective date of the WARN Act.

(h) Employee Compensation. Schedule 2.23(h) of the Disclosure Letter sets forth for each employee at the Facilities, by Facility:

(i) the annual salary as of the Effective Date;

(ii) the total amount of cash bonus paid in fiscal year 2011; and

(iii) any promised or binding bonus or other additional cash compensation payable for fiscal year 2012.

Section 2.24 Employee Benefit Plans.

(a) Section 2.24(a) of the Disclosure Letter sets forth an accurate and complete list of all Employee Benefit Plans (as defined below) and specifies the sponsor of each said Employee Benefit Plan. “Employee Benefit Plan” mean each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), employment, termination or severance agreement, stock option, stock purchase, incentive compensation, bonus plan, deferred compensation or other material employee benefit plan, fund, program, agreement or arrangement maintained, contributed to or required to be maintained or contributed to by any Seller or BPMSL with respect to any employees located at the Facilities, or by any trade or business, whether or not incorporated, that together with a Seller or BPMSL would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “ERISA Affiliate”), or to which a Seller, BPMSL or an ERISA Affiliate is party, whether written or oral, for the benefit of employees at any Facility.

(b) No Seller, BPMSL, nor any ERISA Affiliate has ever maintained any defined benefit plan within the meaning of Section 414(j) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) No Seller, BPMSL, nor any ERISA Affiliate has ever been obligated to contribute to any multi-employer plan within the meaning of Section 3(37) of ERISA.

(d) Each Employee Benefit Plan has, at all times, been maintained and operated in compliance, in all material respects, with its terms and requirements, as well as with all Applicable Law, including ERISA and the Code.

(e) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Sellers or BPMSL located at any Facility to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employees or officers.

(g) No Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Sellers or BPMSL that are or were located at any Facility for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by such current or former employee (or his beneficiary).

(h) There are no pending, threatened or anticipated claims by or on behalf of any Employee Benefit Plans, by any employee or beneficiary at any Facility covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(i) No amounts payable under the Employee Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(j) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance in all material respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of Internal Revenue Service Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

(k) The Sellers shall cause the Applicable Sponsor of each Employee Benefit Plan to remain responsible for maintaining all Employee Benefit Plans in compliance with Applicable Law and the Purchasers shall have no obligation with respect to any of the Employee Benefit Plans at any time.

Section 2.25 Inventory and Supplies. As of the Effective Date and at the Closing, the Inventory is and will be in sufficient quantity and condition for the normal operation of the Business at the Facilities and in compliance with all requirements of Governmental Authorities.

Section 2.26 Insurance. Section 2.26 of the Disclosure Letter contains either copies of or a list of the certificates of the all applicable insurance policies carried by the Sellers with respect to the Facilities and the Business, and upon request by the Purchasers, the Sellers shall make copies of any policies and provide the same to the Purchasers. All such policies are in full force and effect, and, to the Sellers’ knowledge, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any policies.

Section 2.27 Brokers and Finders. Except as set forth in Section 2.27 of the Disclosure Letter, no Seller has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Closing.

Section 2.28 Truth of Warranties, Representations, and Statements. All of the statements, representations and warranties made by the Sellers in this Agreement and the statements and information set forth in the Disclosure Letter are true and accurate in every material respect.

THE PURCHASERS HEREBY ACKNOWLEDGE AND AGREE THAT EXCEPT WITH RESPECT TO THE FOREGOING REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II ABOVE, OR AS MAY BE EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT, THAT THE ASSETS SHALL BE SOLD, AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE ASSETS ON THE CLOSING DATE “AS IS, WHERE IS, WITH ALL FAULTS,” WITH NO RIGHT OF SET-OFF, CONTRIBUTION, COST RECOVERY OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT FOR THE SELLERS’ EXPRESS REPRESENTATIONS AND WARRANTIES, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER BY THE SELLERS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. THE PURCHASERS SPECIFICALLY ACKNOWLEDGE THAT, EXCEPT FOR THE SELLERS’ REPRESENTATIONS AND WARRANTIES, THE PURCHASERS ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, FROM SELLER AS TO ANY MATTERS CONCERNING THE ASSETS, INCLUDING WITHOUT LIMITATION: (1) THE CONDITION OR SAFETY OF THE LAND OR ANY IMPROVEMENTS THEREOF, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, IF ANY, FOUNDATIONS, SOILS AND GEOLOGY, INCLUDING HAZARDOUS SUBSTANCES, LOT SIZE, OR SUITABILITY OF THE ASSETS FOR A PARTICULAR PURPOSE; (2) WHETHER THE APPLIANCES, IF ANY, PLUMBING, OR UTILITIES ARE IN WORKING ORDER; (3) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (4) THE FITNESS OF ANY PERSONAL PROPERTY; (5) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE, OR FEDERAL STATUTES, CODES, OR ORDINANCES; (6) THE OPERATING PERFORMANCE AND INCOME AND EXPENSES OF THE ASSETS; AND (7) ANY OTHER MATTERS NOT OTHERWISE ENUMERATED HEREINABOVE. THE

PURCHASERS FURTHER ACKNOWLEDGE AND AGREE THAT (A) EXCEPT FOR THE SELLERS’ REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, THE PURCHASERS ARE RELYING SOLELY UPON THEIR OWN INSPECTION OF THE ASSETS AND NOT UPON ANY REPRESENTATIONS MADE TO THEM BY ANY PERSON WHOMSOEVER, (B) EXCEPT AS PROVIDED HEREIN, ANY REPORTS, REPAIRS, OR WORK REQUIRED BY THE PURCHASERS ARE TO BE THE SOLE RESPONSIBILITY OF THE PURCHASERS AND (C) EXCEPT AS PROVIDED HEREIN, THERE IS NO OBLIGATION ON THE PART OF THE SELLERS TO MAKE ANY CHANGES, ALTERATIONS, OR REPAIRS TO THE ASSETS. EXCEPT AS PROVIDED HEREIN, THE PURCHASERS ARE SOLELY RESPONSIBLE FOR OBTAINING ANY RESALE CERTIFICATE, CERTIFICATE OF OCCUPANCY, OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF THE ASSETS AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN SAME, ALL AT THE PURCHASERS’ SOLE COST AND EXPENSE. THE PURCHASERS ACKNOWLEDGE AND AGREE THAT THE PURCHASERS’ OBLIGATIONS HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT WITH THE PURCHASERS HAVING NO RIGHT TO DELAY THE CLOSING OR TERMINATE THIS AGREEMENT REGARDLESS OF ANY FACTS OR INFORMATION LEARNED BY THE PURCHASERS AFTER THE EFFECTIVE DATE, EXCEPT IN EACH CASE AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREUNDER TO THE CONTRARY, THE AGREEMENTS OF THE PURCHASERS SET FORTH IN THIS SECTION SHALL SURVIVE THE CLOSING AND SHALL NOT BE MERGED THEREIN.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

In recognition of the as-is basis of this transaction, the Purchasers are providing the limited representations and warranties contained in this Article III. Each Purchaser represents and warrants to the Sellers, jointly and severally, that the representations and warranties contained in this Article III are true and correct as of the date of the Effective Date and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 3.1 Organization; Etc. Each Purchaser is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed with all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

Section 3.2 Authority, Binding Effect. Each Purchaser has, and at the Closing will have, the requisite corporate, limited liability company or partnership right, power and authority, as applicable, to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by such Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of each Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by each Purchaser, will constitute the legal, valid, and binding obligation of each Purchaser, enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

Section 3.3 No Violation.

(a) The Purchasers are not subject to or obligated under any articles of incorporation, bylaws, articles of organization, operating agreement, partnership agreement or other governing organizational documents which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement

(b) The Purchasers are not subject to or obligated under Applicable Law, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

Section 3.4 No Litigation. The Purchasers are not a party to, or defending or subject to, any Legal Proceeding, nor is any such Legal Proceeding threatened, which would, have a material adverse effect on the Purchasers’ ability to execute, deliver and perform this Agreement and the documents and transactions contemplated hereby.

Section 3.5 Brokers and Finders. No Purchaser has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Closing.

Section 3.6 Truth of Warranties, Representations, and Statements. All of the statements, representations and warranties made by the Purchasers in this Agreement are true and accurate in every material respect.

ARTICLE IV

COVENANTS OF THE SELLERS

From the Effective Date and, subject to earlier termination of this Agreement, until the Closing and to the extent thereafter as contemplated herein, except as otherwise consented to or approved by the Purchasers in writing, the Sellers covenant and agree as follows:

Section 4.1 Interim Operating Covenants. The Business shall be conducted in, and the Sellers shall not take any action that materially deviates from, the ordinary course of business consistent with past practice, and the Sellers shall (a) operate the Facilities or cause the Facilities to be operated in a manner substantially consistent with applicable requirements of all Governmental Authorities and the Facilities’ and the Sellers’ respective past practices, including maintaining the Licenses in full force and effect; (b) subject to Section 4.19, maintain the Assets or cause the Assets to be maintained in substantially their existing condition, reasonable wear and tear excepted; (c) comply in all material respects with all statutes, laws, ordinances, rules, regulations, requirements, judgments, orders and decrees of any Governmental Authority (collectively, “Applicable Law”) with respect to the Assets and the operation thereof, including all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facilities and compliance in all material respects with all Government Programs; (d) timely pay all rents and other payments due on or before the Closing under, and otherwise maintain and comply with, all Contracts, all Tenant Leases, all Equipment Leases, all Residency Agreements and all Employee Benefit Plans; (e) except in the ordinary course of business and consistent with past practice (or as otherwise required by a Governmental Authority), not agree to or make any changes or modifications in any Residency Agreements or incur any further obligations or surrender any rights thereunder; (f) not enter into any agreements or leases which would have had to be disclosed in any section of the Disclosure Letter had such agreements or leases been entered into prior to the Effective Date; (g) not enter into or agree to or make any changes or modifications in any Contracts, Tenant Leases, Equipment Leases or Employee Benefit Plans or incur any further obligations or surrender any rights thereunder; (h) keep in full force and effect insurance policies with the same coverage limits and otherwise on substantially the same terms as existing policies through the Closing Date; (i) maintain in good standing all Licenses necessary to operate the Facilities; and (j) use commercially reasonable, good faith efforts to maintain all goodwill and preserve relationships with all Residents, employees, vendors and Governmental Authorities. For purposes of this Section 4.1 and Section 2.20, a “material deviation” shall include any actions that would be inconsistent with past practice that could reasonably be expected to result, directly or indirectly, in a reduction in net operating income of One Hundred Twenty-Five Thousand Dollars ($125,000.00) or more on an annualized basis, as presented in the Financial Statements.

Section 4.2 Borrowing. The Sellers shall not create or permit to become effective any Liens upon the Assets other than the Permitted Liens and any other Lien arising in the ordinary course and consistent with past practice so long as such Lien is removed, satisfied or otherwise bonded over at or prior to the Closing, such that such Lien is not included as an exception on any Title Policy.

Section 4.3 Full Access and Disclosure.

(a) The Sellers shall, upon reasonable prior notice from one or more of the Purchasers not less than forty-eight (48) hours prior to such requested access, afford to the Purchasers and their counsel, accountants, environmental consultants, engineers, appraisers and other authorized representatives (collectively, the “Purchasers’ Representatives”) reasonable access to Books and Records and all other information in the Sellers’ possession or reasonable control (other than appraisal reports, but including any surveys for the Real Property) in any way relating to the Assets and/or the Facilities, which the Sellers may at the Purchasers’ option provide via electronic copy or make available for inspection at the corporate office or at the Facilities, subject to Section 4.3(c), and which information the Sellers, upon such prior notice, shall discuss telephonically with the Purchasers’ Representatives; provided, however, that the Sellers shall not be required to provide via electronic copy any Books and Records or other documents located at the Facilities that are not in electronic form or reasonably practicably converted to electronic form.

(b) The Sellers shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to the Purchasers with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed; provided, however, that any such supplement or amendment of any information delivered after the Effective Date shall not affect or modify the representations and warranties made by the Sellers, the conditions precedent to the Closing or the Purchasers’ rights under this Agreement.

(c) Prior to the Effective Date, the Sellers notified the executive director of each Facility of the pending sale of such Facility to the Purchasers and instructed such executive director to cooperate with the Purchasers and to treat the pending sale with the utmost confidentiality. From the Effective Date through the Closing Date, the Purchasers and the Purchasers’ Representatives shall have the opportunity and right upon forty-eight (48) hours prior notice to the Sellers and during normal business hours to enter upon the Real Property and to perform and complete, at the Purchasers’ sole expense, their due diligence review, examination and inspection of all matters pertaining to their acquisition of the Assets, including inspection of the Real Property, the Leases, Residency Agreements, the Inventory, the Books and Records and the Personal Property; provided that the Sellers are entitled to have a representative (either the Facility’s executive director or a designated person from the corporate office) present during the Purchasers’ or the Purchasers’ Representatives’ visits and in all meetings, calls or other contacts or communications with the Sellers’ personnel, and such access shall include the right to meet with the executive directors and the department heads of nursing, maintenance, marketing and food prior to and after March 31, 2012 (the “Notification Date”) and all other personnel after the Notification Date, subject to the Purchasers’ obligation to comply with the confidentiality provisions set forth in this Agreement. The Purchasers shall at all times conduct such due diligence in compliance (in all material respects) with Applicable Law and the terms of the Residency Agreements and Tenant Leases, and shall use commercially reasonable efforts to not cause damage, loss, cost or expense to the Sellers, the

Facilities or the Residents or unreasonably interfere with or disturb any Resident. To the extent of any damage caused by the Purchasers or the Purchasers’ Representatives to any Facility, the Purchasers shall promptly restore such Facility to its condition immediately preceding such inspections and examinations, reasonable wear and tear excepted, and shall keep each Facility free and clear of any mechanic’s liens or materialmen’s liens arising as a result such inspections and investigations.

(d) The Sellers shall approve any request for a physical inspection or examination of any Facility (and shall be deemed to have approved the same) so long as (i) the Purchasers shall have provided to the Seller of such Facility not less than forty-eight (48) hours prior notice of the same (which notice may be given telephonically on a Business Day); (ii) the Purchasers shall have delivered to the Sellers a certificate of insurance showing that the Purchasers maintain a commercial general liability insurance policy having a combined liability limit of at least One Million Dollars ($1,000,000) and property damage limits of at least One Million Dollars ($1,000,000) and (iii) such proposed inspection or examination shall not unreasonably interfere with such Facility’s operations. Any insurance policy required by this subsection shall be written by an insurance company licensed to do business in the state where the Facility is located, name the Sellers as additional insureds, and contain a waiver of any rights of subrogation against the Sellers.

(e) The Purchasers shall indemnify, defend, and hold the Sellers harmless for, from, and against any and all claims and liabilities, including costs and expenses for loss, injury to or death of any of the Purchasers’ Representatives (waiving all limitations under workers’ compensation), and any loss, damage to or destruction of any property owned by the Sellers or others (including claims or liabilities for loss of use of any property) resulting primarily from the action or inaction of any of the Purchasers’ Representatives during any visit to the Real Property prior to the Closing Date, pursuant to this Section 4.3. The Purchasers’ indemnity obligation set forth in this Section 4.3(d) shall survive the termination or Closing of this Agreement.

(f) The activities contemplated by this Section 4.3 shall be referred to as the “Due Diligence Investigation.”

Section 4.4 Compliance With Laws. The Sellers shall comply in all material respects with all Applicable Law in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the ownership, operation and maintenance of the Facilities prior to and through the Closing.

Section 4.5 Taxes. The Sellers shall properly and timely file (including extensions pursuant to properly and timely filed extension documents where permitted) all federal, state and local tax returns, and, to the extent applicable, estimates and reports, and the Sellers shall timely pay all amounts then due for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to and through the Closing Date and otherwise to the extent necessary to transfer the Assets to the Purchasers in accordance with the terms of this Agreement.

Section 4.6 No Disposition of Assets. Other than sales of food and supplies in the ordinary course of business, the Sellers shall not sell, lease or otherwise dispose of or distribute, or permit the creation or imposition of any Liens (except for Permitted Liens) on, any of the Assets or properties related thereto or necessary for operation of the Facilities; provided, however, the Sellers may (i) lease portions of the Facilities to Residents and tenants pursuant to agreements in the forms of Residency Agreements and Leases, respectively, provided to the Purchasers pursuant to the terms of this Agreement and (ii) dispose of the Inventory in the ordinary course of business so long as the Sellers restock and replenish such Inventory consumed or used during the term of this Agreement with Inventory of comparable quality in accordance with the Sellers’ prior practices.

Section 4.7 Further Documentation. Pursuant to the express terms of this Agreement, the Sellers agree that for a two (2) year period of time following the Closing, upon reasonable request by the Purchasers, the Sellers will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, without enlarging or extending any liability of the Sellers beyond what is otherwise contemplated by this Agreement in any manner and without requiring the expenditure of funds by the Sellers, in order to more fully assign, grant, transfer, convey, assure and confirm to the Purchasers, or to their successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to the Purchasers pursuant to this Agreement or transitioning the operations of the Facilities to the Purchasers.

Section 4.8 Title Insurance and Surveys.

(a) Prior to the Effective Date, the Sellers have provided to the Purchasers title commitments for each Real Property (collectively, the “Title Commitments”), issued by Lawyers Title Insurance Company (the “Title Company”), which Title Commitments contain commitments of the Title Company to issue to the Purchasers ALTA forms of owner’s title insurance policies insuring fee title of the Purchasers in such Real Property, together with legible copies of all recorded exceptions to title referred to therein. Each Title Commitment shall be in the amount allocated to the Real Property as set forth in Section 1.7 of the Disclosure Letter. Attached hereto as Exhibit 4.8(a) is a schedule of (i) the Title Commitments (the “Initial Commitments”) and (ii) each survey (the “Initial Surveys”) for each Real Property provided by the Sellers or obtained by the Purchasers.

(b) In the event that any update to any Initial Commitment or Initial Survey prior to or on the Closing Date for any Real Property reveals any new matter not previously shown or disclosed on such Initial Commitment or such Initial Survey (each, a “New Title Matter”), the Purchasers shall have the right to approve or disapprove in writing and in their reasonable discretion such New Title Matter within ten (10) Business Days after receipt of the update to the Initial Commitment or Initial Survey, as applicable (which period may extend beyond the scheduled Closing and the Purchasers shall have the right to extend the Closing Date, if necessary, in accordance with the terms of this

Section 4.8), with any such notice of disapproval specifying the New Title Matter to which the Purchasers object (such notice being referred to herein as the “Title Objection Notice”). The failure of the Purchasers to disapprove any New Title Matter within said ten (10) Business Day period shall be deemed a waiver by the Purchasers of any right to object to such New Title Matter and such New Title Matter shall be deemed approved by the Purchasers and shall be considered a Permitted Lien. Notwithstanding the foregoing, the Purchasers shall not have the right to disapprove any of the following, all of which (together with all matters deemed approved by Purchasers pursuant to terms hereof) shall be deemed to be “Permitted Liens” hereunder: (A) matters created or consented to in a separate written consent by the Purchasers, (B) the Assumed Liabilities (including the Assumed Debt and Assumed Debt Documents), (C) all liens of real estate taxes, assessments, water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not due and payable and are apportioned as provided in this Agreement and/or (D) any matter reflected in any Initial Commitment (excluding any lien securing payment or repayment of a fixed or readily determinable amount other than any lien securing any Assumed Debt, which amount shall be paid by the Seller, and such lien shall be released, at Closing) or any Initial Survey. If the Purchasers deliver a Title Objection Notice to the Sellers within the above-described ten (10) Business Day period, the Sellers shall have ten (10) Business Days after receipt of the Title Objection Notice in which to send the Purchasers a written notice (the “Title Objection Response Notice”) informing the Purchasers of the New Title Matters set forth in the Title Objection Notice that the Sellers will agree to cure prior to the Closing Date (as the same may be extended as provided herein). The Closing Date may be extended by the Purchasers or the Sellers to accommodate the notice and cure periods contemplated herein, provided that the Closing Date shall not be extended by the Sellers for a period of more than thirty (30) days for the purposes of curing any New Title Matter, and if the Sellers are unable after using commercially reasonable efforts during such period to cure any New Title Matter to which the Purchasers have objected and the Sellers agreed to cure, the Sellers shall be deemed to have elected not to cure such New Title Matter. If the Sellers refuse to agree to cure any New Title Matter set forth in the Title Objection Notice, the Purchasers shall have ten (10) Business Days after (i) receipt of the Title Objection Response Notice or (ii) the expiration of such thirty (30) day period if the Sellers have not cured any New Title Matter that the Sellers agreed to cure within said thirty (30) day period, as applicable, in which to advise the Sellers in writing of the Purchasers’ election (x) to waive the New Title Matters to which the Purchasers objected but the Sellers either refused to cure or could not cure and to proceed to Closing or (y) to terminate this Agreement, in which event the Deposit shall be returned to the Purchasers and the Parties shall have no further obligations or liabilities under this Agreement (other than obligations that shall survive the termination of this Agreement in accordance with the terms hereof). If the Purchasers do not terminate this Agreement pursuant to the preceding sentence, then all New Title Matters appearing in the Title Objection Notice that Sellers either did not agree to cure (as set forth in the Title Objection Response Notice) or could not cure within said thirty (30) day period shall be deemed Permitted Liens. Notwithstanding the foregoing, the Sellers shall be required to (x) use commercially reasonable efforts to cure any matter set forth in any Title Objection Notice and (y) pay and remove (or cause to be paid and removed), at Closing, any lien of a fixed or readily determinable amount from the proceeds of the Purchase Price. The Purchasers agree that the Sellers may cure an objectionable matter by causing the Title Company to remove the same as an exception in the applicable Title Policy or affirmatively insure over such matter, provided that such affirmative insurance shall be reasonably satisfactory to the Purchasers and any lender of the Purchasers and sufficient, in the Purchasers’ reasonable judgment, to adequately address the Purchasers’ and any lenders’ concerns with respect to such matter.

(c) The title insurance policies issued to the Purchasers as of the Closing shall insure the fee simple interest of the Purchasers in the Real Property, subject to only the standard preprinted exceptions (unless the Purchasers pay for extended coverage and deliver to the Title Company the surveys necessary to remove the survey exceptions, in which case the standard preprinted exceptions shall not appear in the Title Policies) and the Permitted Liens (each a “Title Policy” and collectively the “Title Policies”). The Sellers shall execute affidavits, gap indemnities, no change affidavits for the surveys (to the extent applicable) and other customary agreements as reasonably requested by the Title Company to cause the Title Company to issue the Title Policies and any extended coverage.

(d) The Sellers shall permit the Purchasers and the Purchasers’ Representatives to conduct surveys of the Property prior to the Notification Date at the Purchasers’ expense and subject to Section 4.3.

(e) The Sellers have provided to the Purchasers prior to the Effective Date copies of any Phase I or Phase II environmental assessments or other environmental assessments in the Sellers’ possession or reasonable control and conducted for any of the Assets.

Section 4.9 Delivery of Inventory. At the Closing, the Sellers shall deliver to the Purchasers, by leaving at each of the Facilities, all Inventory.

Section 4.10 Financial Information and Audit Assistance. During the term of this Agreement, the Sellers shall deliver to the Purchasers monthly individual Facility income statements not later than the end of the next succeeding calendar month and updated rent rolls not later than the twentieth (20th) day of the next succeeding calendar month. After Closing, on not less than fourteen (14) Business Days prior written notice from the Purchasers, the Sellers agree to provide the Purchasers’ auditors sufficient access to information and personnel at the Sellers’ corporate office to obtain all of the information they reasonably require to prepare audited financial statements of the Facilities for fiscal years 2008 through 2011 and comparable unaudited interim financial statements from January 1, 2012 through the Closing Date including access to the Sellers’ corporate level books and records. The Sellers also agree to cause an executive officer of the Sellers with knowledge concerning the financial affairs of the Facilities to execute and deliver a representation letter to the Purchasers’ auditors with respect to all financial information delivered to the Purchasers and their auditors, in a form and substance substantially similar to what would have been executed and delivered to the auditors had the Sellers been preparing audited financial statements for such time periods with respect to the Facilities, subject to such exceptions as may be required by such executive officer in order to provide such representation letter.

Section 4.11 PTO Pay. The Sellers shall credit to the Purchasers on the Closing Statement, as of the Closing Date for all earned and accrued paid vacation, sick or personal pay or other paid timeoff of all Transitioned Employees being conveyed on the Closing Date (collectively, “PTO”). The Sellers shall deliver to the Purchasers a list of PTO of Transitioned Employees employed at a Facility or employed at a regional corporate level within five (5) days prior to the Closing for such Facility (the “PTO List”), which shall include all PTO for Transitioned Employees of the applicable Facilities (i) as of the most recent pay period preceding the Closing Date and (ii) projected PTO as of the Closing Date, which shall assume no further vacation or sick days for all Transitioned Employees except for known scheduled vacation. The PTO List shall list all PTO of all Transitioned Employees, including the method of calculation of the PTO and the dollar value thereof to the Transitioned Employees to whom the amounts are potentially owed. The Purchasers shall thereafter be responsible for all such PTO to all such Transitioned Employees to the extent of the credit received from the Sellers at the Closing, and the amount of such PTO shall be subject to the post-Closing reconciliation process described in Section 9.6 below.

Section 4.12 No Solicitation.

(a) Each of the Sellers and Bowen shall not, nor shall any of them authorize or permit any of their respective directors, partners, managers, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by them in connection with the transactions contemplated by this Agreement (collectively, the “Seller Representatives”) on the Sellers’ or Bowen’s behalf to, directly or indirectly through another person or entity, (i) solicit, initiate, cause, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Proposal or (ii) participate in any discussions or negotiations regarding or enter into any agreement with respect to, any Proposal, or furnish to any person or entity any information in connection with or in furtherance of any Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Seller Representative shall be a breach of this Section 4.12(a) by the Sellers and Bowen. The Sellers and Bowen shall, and shall instruct the Seller Representatives to, immediately cease and after the Hard Date cause to be terminated all existing discussions or negotiations with any person or entity conducted heretofore with respect to any Proposal and after the Hard Date request the prompt return or destruction of all confidential information previously furnished.

(b) In addition to the obligations of the Sellers and Bowen set forth in paragraph (a) of this Section 4.12, after the Hard Date the Sellers and Bowen shall promptly advise the Purchasers orally and in writing of any request for information or other inquiry that the Sellers or Bowen reasonably believe could lead to any Proposal, the terms and conditions of any such request, Proposal or inquiry (including any changes thereto) and the identity of the person or entity making any such request, Proposal or inquiry. After the Hard Date the Sellers and Bowen shall promptly keep the Purchasers fully informed of the status and details (including any change to the terms thereof) of any such request, Proposal or inquiry.

(c) For purposes of this Section 4.12, “Proposal” means any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, recapitalization, acquisition transaction or other business combination involving any or all of the Sellers or (b) to acquire in any manner, directly or indirectly, 10% or more of the aggregate equity interests of the Sellers, or that represent 10% or more of the total assets of the Sellers, other than as contemplated in this Agreement.

Section 4.13 Final Cost Report. The Sellers shall prepare and file any and all final cost reports for each Facility as and to the extent required by any Governmental Authority, Government Program or third party payor for the time period for which each of the Sellers was the operator or licensee of such Facility within the time frame required by Applicable Law for each Facility for which such a report should be prepared, but no later than one hundred and twenty (120) days after the Closing Date for such Facility, it being understood and agreed that it is the intent of the Parties that there shall be no interruption in the payments due to the Purchasers as a result of the failure of the Sellers to timely file such final cost reports.

Section 4.14 Employment Records; Resident Records. Except as may be prohibited by Applicable Law, the Sellers shall make available to the Purchasers the Sellers’ books and records relating to all employees of each Seller, including any and all records or written documents relating to performance reviews, performance improvement plans, statements of disciplinary actions taken, and all other information maintained in such employee’s personnel files (collectively, “Employee Records”). At the Closing, except as may be prohibited by Applicable Law, the Sellers shall provide copies to the Purchasers of all Employee Records for the Transitioned Employees. Following the Closing, the Sellers shall have the obligation to (i) remove and retain all Employee Records for all employees who are not Transitioned Employees and (ii) remove and retain all records relating to all prior Residents of the Facilities for which the Closing is occurring who were not residing therein on the Closing Date therefor unless the same are required to remain at the Facilities after the Closing in order for the Purchasers to comply with Applicable Law.

Section 4.15 Absence of Certain Changes or Events. The Sellers will not cause or permit any of the following with respect to the employees at the Facilities: any new bonus, percentage compensation, service award or other like benefit or any increase in the compensation payable or to become payable by the Sellers to any of their respective employees (except compensation granted to new employees who are hired in the ordinary course of business and then only upon terms consistent with other employees having comparable duties and experience), any change in the method of calculating any presently existing bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any of the employees or agents of the Sellers or any increase in any employee welfare, insurance, pension, retirement or similar payment or arrangement made or agreed to by any Seller pursuant to existing welfare, pension and retirement Employee Benefit Plans and arrangements, deferred compensation, or other Employee Benefit Plans. In no event shall the limitations contained in this Section 4.15 extend beyond the Closing Deadline Date. Notwithstanding the foregoing provisions of this Section 4.15, the Sellers and BPMSL retain the right to pay as of the Closing longevity bonuses to employees.

Section 4.16 Key Employees. Without the prior written consent of the Purchasers (such consent not to be unreasonable withheld or delayed), the Sellers shall cause BPMSL to not, from the Notification Date through the Closing Date, terminate the employment of any of the employees listed in Exhibit 4.16, which exhibit shall be delivered by the Purchasers on or prior to the Notification Date (the “Key Employees”). The list of Key Employees may not include the Retained Employees. The Sellers shall promptly notify the Purchasers of any resignation of any such Key Employees and after the Notification Date shall not hire any replacement without the consent of the Purchasers (such consent not to be unreasonably withheld or delayed).

Section 4.17 Non-Solicit; No Hire; Non-Competition.

(a) The Sellers, for themselves and on behalf of BPMSL and its affiliates, and Bowen agree that they will not, directly or indirectly, solicit for employment, interfere with, offer to hire, or hire or cause to be hired or aid or assist any other person to solicit or hire, whether on a full-time, part-time, consulting or any other basis any existing employees at any of the Facilities between the Effective Date and the Closing, and, for a period of five (5) years after the Closing Date, any Transitioned Employee; provided, however, that the forgoing provisions of this Section 4.17(a) shall not restrict a Seller after the Closing Date from placing a bona fide public advertisement for employment which is not specifically targeted at such employees or from hiring an individual who is referred to a Seller pursuant to a generalized search conducted by a professional search firm but is not specifically targeted at a Transitioned Employee or the Facilities.

(b) The Sellers, for themselves and on behalf of BPMSL and its affiliates, and Bowen agree for a period of five (5) years after the Closing Date, not to directly or indirectly, in any capacity (including as an employee, owner, partner, agent, shareholder, director, officer, member, creditor, consultant, co-venturer or otherwise) whether alone, together or with any other person or entity, establish, reestablish, open or reopen, engage in, assist, financially or otherwise, any memory care, assisted living facility, independent living facility or continuing care retirement community, located or developed within a ten (10) mile radius of any Facility, except for the Facilities listed on Exhibit 4.17, which shall be permitted notwithstanding their proximity to any Facility or other similar facility now or hereafter owned or operated by any Purchaser or affiliated entity.

(c) The Sellers and Bowen acknowledge that the Purchasers’ remedies at law for any breach of this Section 4.17 are inadequate and that irreparable damage would occur in the event that any provision of this Section 4.17 were not performed in accordance with its terms and further agree that the Purchasers shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Section 4.17. To the extent any court of competent jurisdiction adjudicating the enforceability of this Section 4.17 may deem any restriction set forth herein to be unreasonable, whether as to territory, duration or otherwise, said restriction shall be given effect, and it is the intent of the Parties that said restriction shall be given effect, to the extent such court deems it to be reasonable.

Section 4.18 Employee Benefit Plans. The Sellers shall continue to be liable and responsible for, and the Purchasers shall incur no liability or responsibility with respect to, any “Continuation Coverage” (as that term is defined by COBRA Section 4980B of the Code and Section 601, et seq. of ERISA) for any employee of any Seller terminated at any time prior to the Closing, from and after the Closing. The Purchasers specifically shall not assume, honor or accept any Employee Benefit Plan of the Sellers or their parents or affiliates, and the Sellers shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law or pursuant to contract) which may arise or which may have arisen prior to the Closing Date in connection with the employment by the Sellers of the Sellers’ employees or the creation, funding, operation or termination of any of the Employee Benefit Plans that cover any of the Sellers’ employees, and the Sellers shall give all WARN Act notices required by Applicable Law. The Sellers shall remain responsible for maintaining or terminating all Employee Benefit Plans in compliance with Applicable Law and the Purchasers shall have no obligation with respect to any of the Sellers’ Employee Benefit Plans at any time.

Section 4.19 Capital Expenditures. The Sellers shall complete or cause to be completed prior to the Closing all capital projects as set forth in Section 2.12 of the Disclosure Letter and all repairs and replacements otherwise required to maintain each Facility in its condition as of August 25, 2011 (reasonable wear and tear excepted), using materials and labor, all consistent with the remainder of such Facility. Each Seller will cause such work to be completed in a good and workmanlike manner and in accordance with Applicable Law. All of the work, repairs, replacements and capital projects contemplated by this Section 4.19 shall be at the sole cost and expense of Seller.

Section 4.20 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of the Sellers under Article II, the Sellers shall have the obligation throughout the period from the Effective Date through and including the Closing Date to give the Purchasers prompt written notice to the email address set forth on Exhibit 2.0 of any representation and warranty, made by the Sellers in Article II, which becomes materially inaccurate or incorrect, to the extent the Sellers obtain knowledge of such inaccuracy or incorrectness. Notwithstanding the foregoing, such notice shall not affect or modify the representations and warranties made by the Sellers, the conditions precedent to the Closing or the Purchasers’ rights under this Agreement; provided, however, that the Supplemental Letter delivered on or before the Update Date (x) with respect to Section 2.7 regarding Immaterial Contracts and Terminable Contracts only and (y) with respect to Section 2.20 regarding the Supplemental Financial Information only, shall effectively amend the Disclosure Letter.

Section 4.21 Delivery of Documents. Prior to the Effective Date, the Sellers delivered to the Purchasers or at the Sellers’ election made available to the Purchasers in the data room set up by the Sellers for the Purchasers to conduct their due diligence review of the Assets, true and complete copies of all documents listed on any sections of the Disclosure Letter, including all Licenses, Contracts, Residency Agreements, Assignable Debt Documents, Leases, Employee Benefit Plans, the financial statements and records contemplated by Section 2.20.

Section 4.22 Contracts Related to Other Facilities. With respect to each Contract set forth in Section 2.7(e) of the Disclosure Letter, the Sellers shall use commercially reasonable efforts to cause such Contract to be modified prior to the Closing Date such that the Contract shall relate only to, and provide for rights and/or obligations with respect only to, the Assets and to no other facility, facilities or assets owned or managed by any affiliate of the Sellers or any other person that is not subject to this Agreement.

ARTICLE V

COVENANTS OF THE PURCHASERS

The Purchasers covenant and agree with the Sellers that:

Section 5.1 Assumption of Contracts, Equipment Leases and Tenant Leases. The Purchasers shall review the Contracts and the Equipment Leases during the period ending on the Notification Date, shall give notice to the Sellers indicating which of the Contracts and the Equipment Leases that the Purchasers will not assume at Closing (the “Rejected Contracts”); provided that the Contracts listed on Exhibit 5.1(a) shall not be included as Rejected Contracts. Thereafter, the Sellers shall give notice to all parties under the Rejected Contracts that the Purchasers have elected not to assume and the Sellers shall terminate such Rejected Contracts on or prior to the Closing Date and the Sellers shall be responsible for all costs and expenses of such termination, including any costs or expenses that arise after the Closing Date in connection therewith. All Contracts and Immaterial Contracts and Equipment Leases of the Sellers other than (i) Rejected Contracts and (ii) those Contracts, Immaterial Contracts and Equipment Leases that are not assignable, are herein collectively referred to, respectively, as the “Assumed Contracts,” and the “Assumed Equipment Leases” and at Closing, the Parties shall execute and enter into the form of assignment and assumption agreement set forth herein in Exhibit 5.1(b) (the “Assignment and Assumption Agreement”) whereby the Sellers shall assign and the Purchasers shall assume the Assumed Contracts, the Assumed Equipment Leases and the Tenant Leases. The Sellers shall bear any costs and expenses of obtaining any consents to such assumption of the Assumed Contracts, the Assumed Equipment Leases and the Tenant Leases. All amounts payable under the Assumed Contracts, the Assumed Equipment Leases and the Tenant Leases shall be prorated through the Closing Date pursuant to Sections 9.4 and 9.6.

Section 5.2 Assignable Debt.

(a) The Purchasers have agreed to assume the loan obligations listed on Exhibit 5.2 (the “Assignable Debt”) and all liabilities and obligations of the Sellers and Bowen under the Assignable Debt Documents at the Closing to the extent all consents required from the applicable Assignable Debt Lenders have been obtained prior to the Closing Date pursuant to the Acceptable Terms, subject to the terms of this Section 5.2 and this Agreement. The Purchasers shall use good faith, commercially reasonable efforts to obtain the consent of the holders and servicers, as applicable, of the Assignable Debt (and any other person or entity required to consent pursuant to the terms of the Assignable Debt Documents)

(collectively, the “Assignable Debt Lenders”) to the assumption of the Assignable Debt by the Purchasers as contemplated by this Agreement by the Closing Date on the same terms and conditions as set forth in the Assignable Debt Documents existing on the Effective Date, subject to Section 5.2(f), and subject to no other terms and/or conditions unless approved in writing by the Purchasers in their sole discretion), provided in each case that (i) the Assignable Debt Lenders shall approve such changes to the Assignable Debt Documents necessary or required by the Purchasers to reflect the change in the borrower ownership and/or operating structure (including, without limitation, with respect to permitted transfers, operating leases and management agreements), (ii) such other changes reasonably required by the Assignable Debt Lenders to reflect the new operating and management structure, so long as such changes do not increase the liability or obligations of the borrower as set out in the Assignable Debt Documents, (iii) that such Assignable Debt is, and after the Closing shall be, secured only by the Assets that serve as collateral for such Assignable Debt on the Effective Date, and (iv) that none of the Purchasers, nor any parent entity or affiliate of any of the foregoing shall have any personal liability (whether pursuant to any guaranty, indemnity or other undertaking) in respect of such Assignable Debt except for customary personal recourse obligations resulting from fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purposes entity covenants, and other circumstances customarily included in a separate guaranty or indemnification agreement in non-recourse financings of real property (the foregoing, “Non-Recourse Carve-out Obligations”), and as to the Non-Recourse Carve-Out Obligations only as may be offered in accordance with the immediately following sentence (the terms described in this sentence, collectively, the “Acceptable Terms”). The Purchasers shall be deemed to have used commercially reasonable efforts if they offer in connection with any such loan assumption as a guarantor and environmental indemnitor with respect to any Non-Recourse Carve-out Obligations the lowest tier holding company that holds directly or indirectly all of the Real Property (the “Purchaser Parent”), provided, in no event, shall the Purchasers have any obligation to offer any other entity or person to serve as such guarantor or indemnitor (including any direct or indirect equity owner of any Purchaser Parent).

(b) The Sellers and the Purchasers acknowledge and agree that the Purchasers continue to respond to supplemental requests by the Assignable Debt Lenders for additional information. The Purchasers shall use commercially reasonable efforts to deliver to the Assignable Debt Lenders, on or prior to the Notification Date (or reasonably promptly following receipt by the Purchasers of such request from the Assignable Debt Lenders if such request is made less than fifteen (15) Business Days prior to the Notification Date), information that substantially complies with any such request to the extent the requested information is available to the Purchasers, in all cases subject to the terms and conditions and limitations of Section 5.2(a); provided, however, the Parties agree and acknowledge that the Purchasers shall have no obligation to deliver any information required by the Assignable Debt Lenders with respect to any Seller or any affiliate of any Seller or otherwise with respect to the historical operations of any Facility and the Sellers shall be solely obligated to provide such information to the Assignable Debt Lenders. Notwithstanding the foregoing, the Parties agree that the stated requirements of the debt assumption application is subject to modification and interpretation of the representative, underwriter and counsel assigned to the loan file, in their discretion, and the Purchasers shall have no obligation to provide any information beyond that which is communicated and required by such parties to the Purchasers, subject to the terms of Section 5.2(a).

(c) The Purchasers agree to pay any loan assumption or transfer fees and all other fees, costs, expenses and other amounts required to be paid in connection with the assumption of the Assumed Debt (as hereinafter defined) to the extent incurred pursuant to the terms of the Assumed Debt Documents (as hereinafter defined) and its own attorneys fees incurred in connection therewith (and this obligation shall survive the Closing); provided, however, that the Sellers shall pay the Excess Assumption Fee on the Assumed Debt at the Closing.

(d) If any Assignable Debt Lenders refuse to grant a full release, from and after the Closing, of any guarantor of all or any portion of any Non-Recourse Carve-out Obligations relating to any Assignable Debt, the Sellers shall have the option to elect to treat such Assignable Debt Lenders as refusing to provide consent to the assumption by the Purchasers of such Assignable Debt and, in such event, the Purchasers shall be deemed not to be obligated to assume such Assignable Debt and the terms of this subsection (c) shall apply. The terms of this subsection (c) shall apply but only subject to, and in accordance with, the terms and conditions of subsection (i) below.

(e) In the event that the Purchasers are not obligated under the terms of this Section 5.2 to assume the Assignable Debt, the Assignable Debt Documents related to such Assignable Debt shall not be Permitted Liens and the Purchasers shall have no further obligation with respect to such Assignable Debt.

(f) Notwithstanding anything to the contrary contained in this Section 5.2, in the event that (i) the Purchasers are unable to obtain the consent of the applicable Assignable Debt Lenders to assume the Assignable Debt on Acceptable Terms prior to the Closing Date or (ii) any Assignable Debt Lenders give notice that they will permit the Purchasers to assume the Assignable Debt but on terms other than Acceptable Terms, the Sellers or Bowen may, in their sole discretion, negotiate directly with the applicable Assignable Debt Lenders (provided that the Purchasers are permitted to participate in any such negotiations) prior to Closing and offer such Assignable Debt Lenders terms to induce the Assignable Debt Lenders to permit the Purchasers to assume the Assignable Debt on Acceptable Terms (“Cure Terms”). If the Assignable Debt Lenders accept such Cure Terms, the Purchasers shall assume the Assignable Debt subject to the Cure Terms provided (i) all consents required from the applicable Assignable Debt Lenders have been obtained prior to the Closing Date pursuant to the Acceptable Terms (as modified by the Cure Terms) and (ii) in the Purchasers’ sole discretion, the Cure Terms do not adversely impact the rights and/or obligations of the Purchasers and/or any guarantor with respect to such Assignable Debt.

(g) The Sellers understand that the Purchasers intend to secure a commitment from a third party lender in connection with the acquisition of the Assets (the “Acquisition Loan”). The Purchasers agree to promptly deliver to the Sellers written notice upon receipt by the Purchasers of any such written commitment.

(h) The Purchasers agree to participate with the Sellers in weekly telephone calls on Mondays at 10:00 am (Pacific), or at another time if mutually agreed upon by the Parties, for not more than fifteen (15) minutes to discuss the status of the Acquisition Loan and the assumption by the Purchasers of the Assignable Debt. Such calls shall not include counsel to the Purchasers or the Sellers, unless the Purchasers agree otherwise in their sole discretion, provided Purchasers have obtained in advance of such calls updates from their legal counsel regarding the status of the Acquisition Loan and the assumption by the Purchasers of the Assignable Debt.

(i) Notwithstanding anything to the contrary contained in this Agreement:

(i) In the event that (A) the Purchasers are unable to consummate the assumption of the Assignable Debt as of the Closing Date or (B) the Assignable Debt Lenders provide notice prior to the Closing Date of their refusal to consent to the assumption of the Assignable Debt by the Purchasers, and notwithstanding receipt of such notice, the Sellers may elect, in their sole discretion, to extend the closing date with respect to the Regency Grand Facility and any Assets used in connection with, or otherwise related to, the Regency Grand Facility (the “Regency Grand Assets”) and such closing date shall be extended to the date of the earlier to occur of (A) the assumption by the Purchasers (or their assigns pursuant to Section 11.6) of the Assignable Debt, (B) the prepayment or defeasance by the Sellers of the Assignable Debt, or (C) the date the Sellers elect, in their sole discretion, to terminate this Agreement with respect to the Regency Grand Assets, provided in no event shall such closing date be extended beyond December 31, 2012 (such closing date, the “Regency Grand Closing”). In the event of extension of the Regency Grand Closing, the Purchasers shall continue to use good faith, commercially reasonable efforts to obtain the consent of the Assignable Debt Lenders to assignment of the Assignable Debt to the Purchasers on Acceptable Terms. The Parties agree that if the closing date for the Regency Grand Assets is extended pursuant to the terms of this Section 5.2(i)(i), the portion of the Deposit allocated to the Regency Grand Facility (the “Regency Grand Deposit”) shall continue to be held by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement and shall not be applied toward the Purchase Price on the Closing Date. The Seller of the Regency Grand Facility shall, at the Purchasers’ sole option, engage the Purchasers or an affiliate of the Purchasers (the “Purchaser Manager”) to manage the Regency Grand Facility from and after the

Closing Date until the Regency Grand Closing (or, if sooner, the earlier termination of this Agreement as contemplated by this Section 5.2(i)(i)) pursuant to a form based on the Form Management Agreement, with any required changes based on California rules or regulations. Such management agreement may be terminated by such Seller for any reason.

(ii) If the Regency Grand Closing does not occur on or prior to December 31, 2012, or upon earlier delivery of written notice by such Seller to the Purchasers of the termination of this Agreement with respect to the Regency Grand Assets in accordance with the terms of this Section 5.2(i)(i), this Agreement shall be deemed terminated with respect to the Regency Grand Assets, the Regency Grand Deposit shall be returned to the Purchasers or, if the terms of Section 10.3(b) shall apply, the Sellers, and the Parties shall have no further obligations under this Agreement with respect to the Regency Grand Assets. In the event that any person or entity other than the Purchaser Manager is the manager of the Regency Grand Facility for any period of time between the Closing and the Regency Grand Closing, the Sellers agree that (W) all representations and warranties made by the Sellers with respect to the Regency Grand Assets pursuant to Article II will be true and correct as of the Regency Grand Closing, (X) the Sellers shall comply with all of its covenants pursuant to Article IV with respect to the Regency Grand Assets, (Y) it shall be a condition to the Regency Grand Closing that the conditions set forth in Section 8.2 shall have been satisfied with respect to the Regency Grand Assets on and as of such date and (Z) for the purposes of the Regency Grand Assets, each reference in this Agreement to “the Closing” shall be deemed to be a reference to “the Regency Grand Closing”. If the Purchaser Manager manages the Regency Grand Facility for the entire period between the Closing and the Regency Grand Closing, it shall be a condition to the Regency Grand Closing (each of which conditions may be waived solely by the Purchasers) that the conditions set forth is Section 8.2(c), (e), (g), (h), (i) and (l) with respect to the Regency Grand Assets shall have been satisfied on or prior to such date.

(iii) In the event that the Assignable Debt Lenders provide notice prior to the Closing Date of their refusal to consent to the assumption of the Assignable Debt by the Purchasers and the Sellers do not elect to extend the closing date with respect to the Regency Grand Assets on or before the Closing Date, this Agreement shall automatically terminate with respect to the Regency Grand Assets, and the Parties shall have no further obligations under this Agreement with respect to the Regency Grand Assets, and this Agreement shall continue in full force and effect with respect to all Assets other than the Regency Grand Assets. Upon receipt of such notice from the Assignable Debt Lenders, the Purchase Price shall be reduced by the amount allocated by the Parties to the Regency Grand Assets pursuant to the terms of Section 1.7 hereof and the Purchasers shall have the right to demand from the Escrow Agent return of the Regency Grand Deposit. Each Party hereto agrees to acknowledge in writing the removal of the Regency Grand Assets from this Agreement promptly upon the request of any other Party.

(j) The Assignable Debt that the Purchasers (or their assigns pursuant to Section 11.6) assume pursuant to this Section 5.2 is referred to as the “Assumed Debt” and the related Assignable Debt Documents are referred to as the “Assumed Debt Documents.” At Closing, to the extent the same are transferred to and made available to the Purchasers after the Closing (and the same approved by the applicable Assignable Debt Lenders), the Purchasers shall credit the Sellers for the balance of all real estate tax, insurance, maintenance, replacement and other escrows, reserves and impoundments existing on the Closing Date and held by or for the benefit of such Assignable Debt Lender in connection with the Assumed Debt.

Section 5.3 Resident Records and Employment Records. The Purchasers understand that all of the (i) Resident Records and (ii) Employment Records for Transitioned Employees are being transferred hereunder to the Purchasers. The Purchasers agree to maintain all such Resident Records and Employment Records for the requisite period prescribed by Applicable Law but at a minimum five (5) years after a Resident ceases to be a resident of the Facility. In addition, if and to the extent permitted by Applicable Law, the Purchasers agree to allow the Sellers, or the Sellers’ agents or representatives during normal business hours and upon reasonable advance notice and at the Sellers’ sole cost and expense and subject to Applicable Law governing the rights of the Residents, and the rights of the Transitioned Employees, respectively, to examine from time to time such Resident Records or Employment Records relating to the period of the Sellers’ operation of the Facilities, to cooperate with the Sellers, the Sellers’ agents or representatives in their examination or review of such Resident Records or Employment Records, and to permit the Sellers to obtain copies thereof, upon request.

Section 5.4 Cooperation. After the Closing Date, the Purchasers shall cooperate with the Sellers and provide reasonable access to the Books and Records in the Purchasers’ possession that are required by the Sellers to respond to any third party litigation, government audit, and/or third-party payor audit, upon reasonable advance notice and to the extent permitted by Applicable Law. The Sellers shall be responsible for the cost and expense of copying any records in the Purchasers’ possession or any costs of third parties unrelated to the Purchasers (e.g., record management companies) in making the records available to the Sellers.

Section 5.5 Employment.

(a) The Purchasers agree that after the Notification Date but prior to the Closing and subject to the Purchasers’ normal employment screening process (i.e., background check, drug-testing, etc.), the Purchasers will tender offers of employment to those employees of the Sellers that the Purchasers determine, in their sole discretion, to retain after the Closing Date. The Purchasers shall have no obligation to tender offers of employment to any of the Sellers’ employees. Those persons who accept an offer of employment from the Purchasers are referred to herein as “Transitioned Employees.” The Purchasers agree that at least ten (10) days prior to the Closing, the Purchasers will furnish the Sellers a list of such Transitioned Employees. The provisions of this Section 5.5 are subject to Section 5.6 below.

(b) In the event that the Purchasers offer employment and hire both Kris Brock and Barbara Page, until the earlier of December 31, 2012 or the date on which either is no longer employed by the Purchasers, the Purchasers shall allocate eight (8) hours per week for one of such individuals to be available to the Sellers every Monday of each week (such individuals to be made available on a rotating basis, as reasonably practicable to the Purchasers, and subject to each such individual’s availability), unless the Purchasers provide the Sellers with twenty-four (24) hours advance notice notifying the Sellers of an alternate day on which such individual is to be made available, for purposes of managing properties of BPMSL not managed by the Purchasers or their affiliates, with no right to roll over any unused time. The Sellers agree to pay the Purchasers within fifteen (15) days of receipt of an invoice from the Purchasers (whether such persons are accessed by BPMSL or not) for (i) twenty percent (20%) of all costs of employment for such individual (including all costs relating to salary, payroll and other taxes or the provision of benefits, based on a 40 hour work week) and (ii) all related travel costs and other reasonable expenses incurred by the Purchasers or the such employees in connection with such access. The Purchasers and their affiliates shall have no liability for any actions or failures to act by such employees, or any claims brought by either such employees, in connection with such access and the Sellers shall indemnify the Purchasers and their affiliates for any and all losses, costs, damages, expenses and other liabilities in connection with such access.

Section 5.6 Non-Solicit; No Hire; Non-Competition.

(a) Notwithstanding Section 5.5 above, the Purchasers agree that they will not, directly or indirectly, solicit for employment, interfere with, offer to hire, or hire or cause to be hired or aid or assist any other person to solicit or hire, whether on a full-time, part-time, consulting or any other basis any of the individuals listed on Exhibit 5.6(a) (each a “Retained Employee”) at any of the Facilities or any other similar facility between the Effective Date and the Closing, and, for a period of two (2) years after the Closing Date; provided, however, that the foregoing provisions of this Section 5.6 shall not restrict a Purchaser after the Closing Date from placing a bona fide public advertisement for employment which is not specifically targeted at a Retained Employee or from hiring an individual who is referred to a Purchaser pursuant to a generalized search conducted by a professional search firm but is not specifically targeted at a Retained Employee or the Facilities listed on Exhibit 4.17.

(b) If this Agreement is terminated, the Purchasers agree that they will not, directly or indirectly, solicit for employment, interfere with, offer to hire, or hire or cause to be hired or aid or assist any other person to solicit or hire, whether on a full-time, part-time, consulting or any other basis any of the individuals listed on Exhibit 5.6(b) (each a “Protected Employee”), for a period of two (2) years after the termination of this Agreement; provided, however, that the foregoing provisions of this Section 5.6 shall not restrict a Purchaser after the termination of this Agreement from placing a bona fide public advertisement for employment which is not specifically targeted at a Protected Employee or from hiring an individual who is referred to a Purchaser pursuant to a generalized search conducted by a professional search firm but is not specifically targeted at a Protected Employee.

Section 5.7 Vacation/PTO Credit. The Purchasers agree that upon the Closing, they will credit all Transitioned Employees with all vacation, PTO, or other leave benefits that Transitioned Employees had earned and accrued but not yet used while employed by the Sellers or BPMSL to the extent of the Seller credit as described in Section 4.11. Furthermore, the Purchasers agree that when they pay such credited leave benefits to Transitioned Employees, it will do so at a rate not less than the rate at which the leave was earned, or if paid at a lesser rate, the Purchasers will increase the number of hours credited to compensate the individual for any difference to the extent of the Seller credit as described in Section 4.11.

Section 5.8 WARN Act. The Purchasers agree to hire and maintain the employment, for a period of at least ninety one (91) days following the Closing, of an adequate number of Transitioned Employees at an adequate job and rate of pay (including commission structure) to prevent triggering any notice obligation under the WARN Act, or any similar state statute.

Section 5.9 Employee Benefits. Upon the Closing, the Purchasers will offer Transitioned Employees the opportunity to enroll in the Purchasers’ health benefits plans in accordance with and to the extent permitted under the terms of such plans.

Section 5.10 Further Documentation. The Purchasers agree that, for the two (2) year period following the Closing Date, upon request by the Sellers, the Purchasers will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of the Purchasers under this Agreement in any manner and without requiring the expenditure of funds by the Purchasers, as necessary to fully consummate the transactions contemplated by this Agreement.

Section 5.11 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of the Purchasers under Article III in this Agreement, the Purchasers shall have the obligation throughout the period from the Effective Date through and including the Closing Date to give the Sellers prompt written notice of any representation and warranty made by the Purchasers in Article III, which becomes materially inaccurate or incorrect, to the extent such inaccuracy or incorrectness is brought to the knowledge and attention of the Purchasers.

Section 5.12 Return of Confidential Information. Promptly following execution of this Agreement, the Purchasers shall either return to the Sellers or destroy all Confidential Information in the Purchasers’ possession or control (or in the possession or control of Fortress Investment Group LLC or its affiliates) related to the Former Sellers including without limitation, all memoranda, notes and information derived therefrom and Purchasers shall provide to the Sellers written verification confirming that all such Confidential Information has been properly disposed of. Notwithstanding the foregoing, the Purchasers may retain Confidential Information related to Acacia Springs, Heritage Springs and The Regent, provided that any such Confidential

Information related to such these facilities, as well as any Confidential Information related to the Facilities, shall be returned or destroyed in the event that this Agreement is terminated. Notwithstanding the foregoing, the Purchasers may retain Confidential Information related to the Former Sellers that is not practical to separate from Confidential Information related to the Sellers, as well as such copies of Confidential Information as are required to comply with Applicable Laws and none of the Purchasers nor Purchasers’ Representatives shall be required to purge their computer archives; provided that notwithstanding anything in this Section 5.12, all other terms of the Confidentiality Agreement shall remain in force and effect.

ARTICLE VI

OTHER COVENANTS

Section 6.1 Confidentiality.

(a) Each Party shall, and shall cause its affiliates and representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of June 13, 2011, by and between Harvest Facility Holdings LP and BDC Advisors, LLC (the “Confidentiality Agreement”), which shall continue in full force and effect, and all such information shall be deemed to be “Confidential Information” pursuant to such agreement. The term “Transaction” as used in the Confidentiality Agreement shall refer to the Transaction under this Agreement. The Purchasers shall be entitled to the same rights and subject to the same obligations as “Holiday” under the Confidentiality Agreement. The Sellers shall be entitled to the rights and subject to the obligations of “Company” under the Confidentiality Agreement.

(b) The Sellers agree that all information about the Facilities and the Business shall be deemed to be Confidential Information (as defined in the Confidentiality Agreement) and after the Closing shall be held in confidence as if each Seller were a Receiving Party (as defined in the Confidentiality Agreement) with respect to such information, and such information shall not at any time after the Closing be used for the advantage of the Sellers or their affiliates or representatives or disclosed to third parties (including employees at the Facilities) by the Sellers or their affiliates or representatives. Notwithstanding the foregoing, any confidentiality restrictions on the Purchasers relating to the Facilities or the Business shall terminate at the Closing.

(c) The obligations of the Parties under this Section 6.1 shall survive termination of this Agreement.

Section 6.2 Resident Rents; Accounts Receivable.

(a) Prior to the Closing, each Seller shall bill its Residents in the ordinary course of business for amounts due under the Residency Agreements, and the Purchasers shall assume responsibility for the billing and collection of payments on account of services rendered by or on behalf of the Purchasers at each Facility on and after the Closing Date. In furtherance and not in limitation of the foregoing, each Seller shall be responsible for billing amounts under Government Programs under such Seller’s provider number for services rendered at any time prior to the Closing Date for the Facility where such services were rendered and the Purchasers shall, at the Purchasers’ option, either take an assignment of the Sellers’ Government Programs provider numbers or obtain their own Government Programs provider numbers and shall bill Government Programs for services provided at any time after the Closing Date. The Parties acknowledge that generally, private pay Residents are billed monthly by the Sellers in advance on or about the twentieth (20th) through the twenty fifth (25th) of each month, while Government Programs are billed in arrears. Regardless of which Party bills the Residents or Government Programs, the portion of all Resident rents and service fees allocable to the time period prior to the Closing Date shall be allocated to the Sellers and the portion thereof allocable to the time period on or after the Closing Date shall be allocable to the Purchasers and will be accounted for as part of the reconciliation process set forth in Section 9.6.

(b) Rents and service fees for the period prior to the Closing Date will remain the property of the Sellers. The Sellers shall retain all rights in and title to all accounts receivable related to pre-Closing services, except to the extent any portion relates in part to dates after the Closing Date. The Sellers agree that they will not evict any current Residents at any of the Facilities between the Effective Date and the Closing Date without the Purchasers’ prior written consent, which consent shall not be unreasonably withheld.

(c) The Sellers’ pre-Closing accounts receivable shall include all amounts due the Sellers as of the Closing Date, for all services and ancillary services or products provided to any current or former Residents by or on behalf of the Sellers prior to the Closing Date.

(d) For payments received by the Purchasers or the Sellers on the account of Residents which do not specify the dates of services for which payment is made, such payments shall be processed, to the extent permitted by Applicable Law, first to the Purchasers for (i) the current month and (ii) for any arrearages due to the Purchasers, then to any arrearages owed to the Sellers.

(e) The Purchasers shall remit to the Sellers within twenty (20) Business Days of their receipt thereof any third-party payor payments (Social Security, etc.) received by the Purchasers that apply to a pre-Closing account of the Resident for whom the payment is made in accordance with the dates of service indicated on the remittance, together with a copy of the remittance advice and any repayment or reimbursement received by the Purchasers arising out of cost reports filed for the cost reporting period ending prior to the Closing Date.

(f) The Sellers shall remit to the Purchasers within twenty (20) Business Days of their receipt thereof any third-party payor payments (Social Security, etc.) received by the Sellers that apply to a post-Closing account of the Resident for whom the payment is made in accordance with the dates of service indicated on the remittance, together with a copy of the remittance advice and any repayment or reimbursement received by the Sellers arising out of cost reports filed for any cost reporting period ending from and after the Closing Date.

Section 6.3 Governmental and Third-Party Notices and Consents; Licensing.

(a) Without limiting the Purchasers’ obligations set forth in Sections 6.3(c), (d), (e) and (f), and without limiting the Sellers’ obligations set forth in Sections 4.3, 6.3(b), (e) and (g), each of the Parties shall use its commercially reasonable efforts (including after the Closing Date) to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations, including the Licensing Approvals, from Governmental Authorities, Government Program agencies or third parties, and to effect all registrations, filings and notices with or to Governmental Authorities, Government Program agencies or third parties, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all Applicable Law in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”). In no event shall the Purchasers or any of their affiliates be required to (i) agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its affiliates (including any of the Facilities after the Closing Date) in connection with or as a condition to receiving the consent or approval of any Governmental Authority (including under the Hart Scott Rodino Act) or (ii) defend through litigation on the merits any claim asserted in any court by any person or Government Authority (each a “Burdensome Condition”). Notwithstanding the foregoing to the contrary, the Purchasers shall pay all fees related to filings made with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart Scott Rodino Act.

(b) Until all Licensing Approvals are obtained, the Sellers shall take all actions reasonably necessary and required to facilitate the efforts of the Purchasers and the Purchasers’ Representatives to obtain the Licensing Approvals, including (i) providing the Purchasers with cooperation, documentation and information, which cooperation shall include:

(i) directing the executive directors and outside consultants (including causing the participation of the executive directors of each Facility located in California in all Component II sessions with the California Department of Social Services) (A) to reasonably cooperate with any cooperation, documentation and information requests (to the extent of information and documents in the Sellers’ possession), from the Purchasers or the Purchasers’ Representatives received in connection with the completion by the Purchasers of the applications for the Licensing Approvals; (B) responding to screening questions or other inquiries by Governmental Authorities related to their applications for the Licensing Approvals; (C) providing the Purchasers with copies of the Sellers’ initial licensure applications and most recent renewal applications with respect to each of the Facilities and the Business; and (D) providing all other information necessary to obtain the Licensing Approvals, including the information that is the subject of Section 4.3 provided such information is in the Sellers’ possession;

(ii) executing documents (including notices or letters to the appropriate Governmental Authority) and/or taking such actions as may be necessary in connection with the assignment of any Medicaid or other third party payor provider agreements and contracts in effect with respect to the Facilities or the issuance to the Purchasers or the Purchasers’ Representatives of new Medicaid or other third party payor provider agreements or contracts for Facilities;

(iii) correcting (at the Purchasers’ reasonable direction) or permitting the Purchasers or the Purchasers’ Representatives, without unreasonably interfering with normal business operations, to correct on the Purchasers’ behalf and at the Sellers’ expense any outstanding deficiencies (whether physical plant or operational deficiencies), if and to the extent such correction is required by any Governmental Authority as a condition to the issuance of the Licensing Approvals;

(iv) permitting and promptly providing access to site visits and inspections by, and reasonably cooperating with, the Purchasers and the Purchasers’ Representatives (including any experts or consultants) and permitting inspections (preliminary or otherwise) at the Facilities by, and reasonably cooperating with, Governmental Authorities or experts or any representatives thereof (including any inspections to determine the compliance of any Facility with all fire safety codes and assisted living physical requirements), as necessary;

(v) if requested by the Purchasers, reasonably cooperating with the Purchasers and the Purchasers’ Representatives to obtain approval by the applicable Governmental Authorities to enter into Interim Operating Agreements; and

(vi) in addition to the resident notices and relinquishment notices contemplated by Sections 6.4 and 6.5, providing such other notices as may be required by Applicable Law or agreements to be given to Governmental Authorities or other persons by the Sellers, the Sellers’ affiliates or equity owners, or any of their respective officers, directors, employees, managers, partners or other agents or representatives, which notices shall be in the form prepared by the Purchasers or, if prepared by the Sellers, shall be subject to the prior written approval of the Purchasers.

(c) Subject to the Sellers’ compliance with their obligations under this Section 6.3 and Section 4.3, the Purchasers shall submit to the appropriate Governmental Authority completed applications with schedules and required background information in order to obtain all certificate of need approvals or determinations of non-reviewability, CLIA waivers, licensing approvals (including the Health Care Licensing Approvals) and other Governmental Authority approvals as may be required for the Purchasers (or their affiliates) to own and/or operate each Facility and all approvals required to process a change of ownership or new application for Medicaid or any other third party payor certification, if applicable (collectively, the “Licensing Approvals”). Except with respect to (i) the Facility located in Arizona, the applications for which cannot be submitted until 30 days prior to the license transfer date, (ii) the Facility located in Utah, for which (A) background checks for new hires cannot be submitted until 30 days prior to the license transfer date and (B) a fire inspection report shall be obtained prior to the Closing, (iii) certain supplemental materials relating to Sunshine Villa to be submitted promptly after the Effective Date, (iv) Medicaid and CLIA applications, which are not required to be filed until after the Closing, (v) certain other ancillary license applications to be filed promptly after the Effective Date and (vi) any additional materials requested by a Governmental Authority following the Effective Date amending or supplementing materials previously provided to such Governmental Authority, each of which shall be promptly submitted as of such date, on or prior to the Effective Date the Purchasers have submitted substantially complete applications for the Health Care Licensing Approvals; provided, however, the Purchasers shall not be in breach of this Section 6.3(c) if (i) they omitted any of the following from any applications submitted on or before the Effective Date: (A) information required to be provided by the Sellers which has not been provided by the Sellers to the Purchasers prior to the Effective Date, (B) notices to Residents and/or responsible parties which are required to be, but which as of the Effective Date have not yet been, delivered by the Sellers and/or the Purchasers, as applicable, and/or (C) the results of third party inspections which are outside of the control of the Purchasers and have not been completed as of the Effective Date; and/or (ii), despite the good faith efforts of the Purchasers to submit substantially complete applications for the Health Care Licensing Approvals prior to the Effective Date, any such applications for the Health Care Licensing Approvals had not been submitted by such date. For the avoidance of doubt the Parties acknowledge and agree that the applications for the remaining Licensing Approvals, including, but not limited to, where applicable for Medicaid certification, were not required to be filed prior to the Effective Date in light of the fact that, among other reasons, they cannot, in many instances, be submitted until the Purchasers are able to demonstrate to the applicable Governmental Authority that the Health Care Licensing Approvals have been obtained by the Purchasers.

(d) The Purchasers shall diligently pursue in good faith the Licensing Approvals, including completing information requested in a timely manner, attaching required information and exhibits to the Licensing Approvals applications and promptly responding to requests made in connection with the Licensing Approvals; provided, however, the Purchasers shall not be in breach of their obligations under this Section 6.3(d) in the event that the Purchasers are unable to submit such information as a result of a breach by the Sellers of their cooperation obligation as set forth in this Section 6.3 or Section 4.3.

(e) Except as otherwise provided in this Agreement, the Purchasers shall be responsible for any filing fees or other similar costs associated with the change of ownership process; provided, however, that the Sellers shall be responsible for all costs to be incurred in connection with any corrective action related to the Assets that is required by Governmental Authorities prior to such Governmental Authorities issuing the Licensing Approvals (whether occurring prior to or after the Closing), where such corrective action either (A) arises from a survey of any of the Facilities conducted in the ordinary course of the applicable Seller’s business operations prior to the Closing Date or (B) is the direct result of an inspection made in connection with a change of ownership and/or re-licensing survey (a “CHOW Survey”), whether such CHOW Survey is conducted prior to or after the Closing Date, and the deficiency to which such corrective action relates had been cited, but was not corrected by the applicable Seller, prior to the CHOW Survey. For purpose hereof a complaint investigation survey shall be deemed to be a survey conducted in the ordinary course of the applicable Seller’s business operations.

(f) The Parties agree that the Purchasers are authorized to send pre-filing notices, file for NPI numbers and apply for all Licensing Approvals, disclose the transactions contemplated by this Agreement to all Governmental Authorities and schedule inspections, and the Purchasers shall be permitted to take all other actions related to the Facilities relating to securing the Licensing Approvals.

(g) The Sellers shall provide to the Purchasers any Licensing Surveys, including reports, waivers of deficiency, plans of correction and any other investigation reports issued with respect to the Facilities between the Effective Date and the Closing Date. To the extent any Licensing Surveys reflect any deficiencies or violations, the Purchasers shall have the right to review and approve the proposed plan of correction, which approval shall not be unreasonably withheld unless the corrective action will extend into the period after the Closing Date, in which case the Purchasers shall have the right to withhold their approval in their sole and absolute discretion, and the Sellers shall at the Sellers’ expense thereafter remedy and discharge such deficiencies and violations, including filing and complying with any plans of correction or other remedial action required by any Governmental Authority prior to the Closing for any Facility to which such deficiencies or violations relate.

Section 6.4 Notices to Residents. For those Facilities in jurisdictions that require that advance notice be given by the Sellers and/or the Purchasers to Residents and/or responsible parties in connection with securing the Health Care Licensing Approvals, as soon as practicable after the Hard Date or by such earlier date as the Purchasers may advise the Sellers is required under Applicable Law in connection with the Purchasers efforts to secure the Health Care Licensing Approvals as of the Closing Date and to the extent the Sellers have not done so prior to the Effective Date, the Sellers will dispatch notification letters to each Resident and/or responsible party of such Facilities, in the form drafted by the Purchasers and mutually acceptable to the Parties, as such form may be modified to comply with, and as may be required by Applicable Law, and containing such other information as the Purchasers may reasonably elect to include therein concerning the Purchasers. Following delivery by the Sellers and/or the Purchasers of such notification letters, the Purchasers may deliver additional introduction or notification letters to each resident and/or responsible party of the same Facility, whether or not required by Applicable Law, in the form drafted by the Purchasers and mutually acceptable to the Parties.

Section 6.5 Relinquishment of Authority. If the Governmental Authority having jurisdiction over the issuance of Licensing Approvals requires the Sellers to have relinquished in writing the Sellers’ Licensing Approvals as a condition of the Purchasers or the Purchasers’ Representatives obtaining Licensing Approval comparable to the Licensing Approval for such Facility on the Effective Date, the Sellers shall execute and deliver such documents as may be necessary for the Sellers to relinquish the Sellers’ Licensing Approvals effective on the Closing Date upon the request of the Purchasers.

Section 6.6 Interim Operating Agreements.

(a) If, as of the Closing Date, any of the Purchasers (“Delayed Approval Purchasers”) have not obtained all Health Care Licensing Approvals or acceptable assurances that the Purchasers shall receive all Health Care Licensing Approvals effective as of the Closing Date upon any required confirmation by the states that the transfer of the Facility or Facilities located in such states has occurred, then at the Closing, the Delayed Approval Purchasers, shall enter into and the respective Seller, shall enter into and cause BPMSL to enter into (as needed), either (i) an interim lease and services/management agreement in the form attached hereto as Exhibit 6.6(a)(i) and any revisions required to comply with applicable state law (collectively, the “Interim Management Agreements”) or (ii) an interim lease and consulting agreement in the form attached hereto as Exhibit 6.6(a)(ii) and any revisions required to comply with applicable state law (collectively, the “Interim Consulting Agreements” and, together with the Interim Management Agreements, the “Interim Operating Agreements”), as appropriate.

(b) In the event that after the Closing and prior to the issuance of the Health Care Licensing Approvals, the applicable Governmental Authority approves the entering into of an Interim Management Agreement with respect to any Facility subject to an Interim Consulting Agreement, then the applicable Sellers, on the one hand, and the applicable Purchasers, on the other hand, shall enter into an Interim Management Agreement in the forms attached hereto as Exhibit 6.6(a)(i) and upon the commencement thereof, the Interim Consulting Agreement in effect with respect to such Facility shall be terminated.

(c) The provisions of Sections 6.6(a) and (b) shall not apply in states where the Parties acknowledge and agree (or, after the Effective Date, the Purchasers have received notice or other communications from the applicable Governmental Authority) that the Interim Operating Agreements are not permitted under Applicable Law, in which case the Parties shall negotiate in good faith to enter into another arrangement that is permitted under Applicable Law.

(d) For purposes of this Agreement, the term “Health Care Licensing Approvals” shall, as to each of the Facilities, refer to the License issued by the applicable Governmental Authority to operate such Facility as an assisted living facility, Alzheimer’s care, or residential care facility for the elderly.

Section 6.7 Excluded Business Names. For a period not to exceed two hundred seventy (270) days after the Closing, the Purchasers shall have the limited, nontransferable, non-exclusive right and license to use the trade names and trademarks listed on Exhibit 1.1(b)(vi) (the “Excluded Business Names”) solely in connection with the operation of the Facilities, and only if and to the extent any one or more of the Excluded Business Names are displayed on existing signage, marketing and promotional materials, or internal or external business documents being used in connection with the operation of the Facilities as of the Closing. The Sellers acknowledge and agree that at such time as the Purchasers replace the signage at the Facilities, the current signage will be removed and destroyed unless the Purchasers make other arrangements for the delivery thereof to the Sellers.

Section 6.8 Condemnation Event. If between the Effective Date and the Closing a Condemnation Event shall occur with respect to any one or more Facilities, the Sellers shall be required to provide the Purchasers with prompt written notice of such occurrence and the Purchasers may elect, within ten (10) Business Days of receipt of such notice, to (i) terminate this Agreement, in which event the Deposit shall be returned to the Purchasers and the Parties shall have no further obligations or liabilities under this Agreement (other than obligations that shall survive the termination of this Agreement in accordance with the terms hereof) or (ii) elect to proceed to the Closing and have all insurance proceeds and/or awards attributable to such Condemnation Event assigned to the applicable Purchaser (and the Sellers shall provide a credit against the Purchase Price to the Purchasers in the amount of any applicable insurance deductible in connection therewith). “Condemnation Event” shall mean (i) damage or loss to or destruction by fire or other casualty of any one or more of the Facilities, the costs of repair for which is reasonably estimated to exceed $200,000 per Facility, or $500,000 in the aggregate, (ii) any condemnation by any Governmental Authority with respect to any Facility which renders such Facility less than a functional structure to continue to operate the Business thereon or which could reasonably be expected to materially interfere with the use of the Real Property for the purpose for which it is currently used or (iii) any taking of any of the Real Property under the right of eminent domain (or pending Legal Proceedings for such purposes).

Section 6.9 Like-Kind Exchange. The Parties acknowledge and agree that the purchase and sale of the Assets may be part of a tax-free exchange under Section 1031 of the Code for either the Purchasers or the Sellers. Each Party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if reasonably requested by the other Party, provided that (a) no Party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the exchanging Party to the other Parties under this Agreement, (c) no Party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange, unless indemnified by the exchanging Party, and (d) no dates in this Agreement will be extended as a result thereof. Notwithstanding anything to the contrary contained in the foregoing, if one or more Sellers so elect to close the transfer of the Assets as an exchange, then (i) such Sellers, at their sole option, may delegate their obligations to transfer the Assets under this Agreement, and may assign their rights to receive the Purchase Price from the Purchasers, to a deferred exchange intermediary (an “Intermediary”) or to an exchange accommodation titleholder, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of the Sellers or Bowen pursuant to this Agreement; (iii) the Sellers and Bowen shall remain fully liable for their obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) the closing of the transfer of the Assets to the Purchasers shall be undertaken by direct deed from the Sellers (or, if applicable, from other affiliates of the Sellers whom the Sellers will cause to execute such deeds) to the Purchasers or to exchange accommodation titleholder, as the case may be; and (v) the Sellers shall indemnify, protect, defend and hold harmless the Purchasers from and against any and all liability arising from and out of such exchange by the Sellers. Notwithstanding anything to the contrary contained in the foregoing, if one or more Purchasers so elect to close the acquisition of the Assets as an exchange, then (A) the Purchasers, at their sole option, may delegate their obligations to acquire the Assets under this Agreement, and may assign their rights to receive the Assets from the Sellers, to an Intermediary or to an exchange accommodation titleholder, as the case may be; (B) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of the Purchasers pursuant to this Agreement; (C) the Purchasers shall remain fully liable for their obligations under this Agreement as if such delegation and assignment shall not have taken place; (D) the closing of the acquisition of the Assets by the Purchasers or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from the Sellers (or, if applicable, from other affiliates of the Sellers whom the Sellers will cause to execute such deeds) to the Purchasers or to exchange accommodation titleholder, as the case may be; and (E) the Purchasers shall indemnify, protect, defend and hold harmless the Sellers from and against any and all liability arising from and out of such exchange by the Purchasers. No Party participating in a Section 1031 exchange transaction pursuant to this Section 6.9 shall make any representation or warranty to the other Party concerning the tax treatment of such transaction.

Section 6.10 License of Certain Assets.

(a) The Purchasers acknowledge that certain affiliates of the Sellers listed on Exhibit 6.10(a) (the “BPMSL Affiliates”) will continue to operate either the senior living facilities listed on Exhibit 4.17 or other multifamily housing properties and that the Work Product, the proprietary accounting algorithms (the “Proprietary Algorithms”), and other operational data and materials used by the BPMSL Affiliates in connection with the operation of those senior living facilities listed on Exhibit 4.17 or other multifamily housing properties (the “Operational Materials”) which shall be transferred to the Purchasers as of Closing, are also currently used in connection with the BPMSL Affiliate’s businesses and will continue to be necessary for the BPMSL Affiliates’ continued business operations after Closing. Accordingly, the Purchasers hereby grant to the BPMSL Affiliates a non-exclusive, non-transferable (other than as set forth in Section 6.10(b)), non-sublicensable, fully paid-up license to use the Work

Product, the Proprietary Algorithms, and the Operational Materials solely in connection with operation of the senior living facilities listed on Exhibit 4.17 or other multifamily housing properties (the “BPMSL License”). The Purchasers may terminate the BPMSL License granted under this Section 6.10(a) upon written notice to the BPMSL Affiliates, in the event that the BPMSL Affiliates breach any of its obligations or restrictions on use set forth in Section 6.10 and the BPMSL Affiliates fail to cure such breach within thirty (30) days of receiving written notice of the breach. The Purchasers shall not be required to provide the BPMSL Affiliates with any maintenance and/or other support services in connection with the Proprietary Algorithms, Work Product or Operational Materials and shall not be liable to the BPMSL Affiliates for any claim, loss, or damage of any kind arising out of or in connection with the Work Product or Proprietary Software or any deficiency or inadequacy thereof.

(b) The Purchasers agree to permit each BPMSL Affiliate to transfer the BPMSL License to any third party successor entity in connection with the sale of substantially all of each such BPMSL Affiliate’s respective assets to such entity, provided that such entity agrees in a writing delivered to the Purchasers to be bound by this Section 6.10 and BPMSL Affiliate’s transfer of the BPMSL License does not interfere with the ability of the Purchasers to use the Proprietary Algorithms, the Work Product, or the Operational Materials. Bowen, on behalf of the BPMSL Affiliates, agrees that the BPMSL License shall not otherwise be transferred or used by or sublicensed to any other person (including affiliates of the BPMSL Affiliates) by the BPMSL Affiliates.

(c) To the extent that any BPMSL Affiliates or any of their respective representatives improves, alters or otherwise modifies the Proprietary Software Algorithms, the Operational Materials, or the or Work Product, the Purchasers shall retain all right, title, and interest in and to such improvements, modifications, or alterations of the Proprietary Software or Work Product, and the BPMSL Affiliates hereby assign (and shall cause their representatives to hereby assign) any such intellectual property to the Purchasers.

(d) Bowen, on behalf of the BPMSL Affiliates, acknowledge and agree that following the Closing Date, the Purchasers will own all right, title, and interest in and to the Proprietary Software Algorithms, the Operational Materials, and Work Product and neither Bowen nor the BPMSL Affiliates shall challenge the Purchasers’ right, title, or interest therein.

(e) The licensed software used in connection with the Facilities is listed on Exhibit 6.10(e) (the “Facility Software”). All such Facility Software that is designated as an Assumed Contract by the Purchasers shall be transferred to the Purchasers pursuant to Section 5.1. To the extent any Facility Software that is designated an Assumed Contract is also used by the BPMSL Affiliates senior living facilities or other multifamily housing properties and has been modified by the licensor for use by the BPMSL Affiliates and the Sellers, the BPMSL Affiliates may request that the licensor permit the BPMSL Affiliates to use such modifications under the Purchasers’ licenses provided that the terms of such use do not impose any additional conditions or obligations or otherwise impose any additional restrictions on the Purchasers’ license to such Facility Software. The BPMSL

Affiliate’s use of such Facility Software so modified by the BPMSL Affiliates and the Sellers pursuant to this Section 6.10(e) shall be subject to the conditions of, and the Purchasers’ rights under, Sections 6.10(a), (b), (c) and (d) that are applicable to Algorithms, Operational Material and Work Product. Any costs or expenses pursuant to such request shall be solely paid by the BPMSL Affiliates.

Section 6.11 Management Agreement. The Sellers shall cause the owners of such facilities to enter into a management agreement with an affiliate designee of the Purchasers, as manager (the “Manager”), for the management of the facilities listed on Exhibit 6.11. (the “Nevada Facilities”), subject to approval by the lenders that have made loans secured by the Nevada Facilities and subject to finalizing the Form Management Agreement pursuant to the terms of this Section 6.11. The management of each such facility by the Manager shall commence, and the management agreement for such facility shall be executed and become effective, not less than one (1) day prior to the Closing Date (the “Management Agreement Deadline”). The form of the management agreement shall be on reasonable and customary terms mutually agreed on by the Parties and shall include a management fee equal to six percent (6%) of effective gross income and operating covenants, including, but not limited to, a covenant that monthly net operating income must exceed historical levels, which levels will be assessed and mutually agreed upon (the “Form Management Agreement”). The term of each management agreement shall be five (5) years with the following termination rights in favor of the owner of the applicable Nevada Facility: year 1: termination only in the event of a default by the Manager with respect to operating covenants or material breach by the Manager of the terms of the Management Agreement (in each case, subject to customary notice and cure rights); year 2: termination only as permitted in year 1 and/or in the event of a sale by owner of such Nevada Facility; and year 3 and thereafter, upon reasonable notice by such owner to the Manager. The Parties shall use good faith, commercially reasonable efforts to finalize the Form Management Agreement on or prior to the Notification Date and the Sellers shall (and shall cause their respective affiliates and the owners of the Nevada Facilities to) use good faith, commercially reasonable efforts to obtain all lender consents contemplated herein. The Purchasers shall use good faith, commercially reasonable efforts to cooperate with the Sellers, their affiliates and any owner to obtain any required lender consent. If all lender consents contemplated herein are obtained but the Parties have failed to finalize any management agreement contemplated by this Section 6.11 and execute such agreement with respect to any of the Nevada Facilities prior to the Management Agreement Deadline, the Purchasers shall have the right, in their sole discretion, to terminate this Agreement by written notice to the Sellers and payment of Three Hundred Thousand Dollars ($300,000) of the Deposit to Sellers and the Purchasers shall be entitled to a refund of the balance of the Deposit. If the Sellers, their affiliates and the owners of the Nevada Facilities are unable to obtain any lender consent contemplated herein, after using good faith, commercially reasonable efforts, prior to the Management Agreement Deadline, the Purchasers shall have the right, in their sole discretion, to terminate this Agreement by written notice to the Sellers and the Purchasers shall be entitled to a refund of a portion of the Deposit in the amount of Seven Hundred Thousand Dollars ($700,000) and the balance of the Deposit shall be paid to Sellers.

Section 6.12 Sale of BPMSL Assets. The Parties agree to use good faith efforts to finalize an agreement for the sale of certain assets of BPMSL to the Purchasers on or before March 15, 2012; provided, however, that the failure to finalize such agreement on or prior to March 15, 2012, notwithstanding the Parties’ good faith efforts, shall not be deemed a breach of this Agreement. The agreement for the sale of the BPMSL assets shall provide, among other things, that: (i) the closing shall occur not less than one (1) day prior to the Closing Date and (ii) if this Agreement is terminated after the BPMSL closing, the Purchasers shall (or shall cause the Person that acquired the BPMSL assets to) convey such assets back to the Sellers (or the Sellers’ designee) upon payment of the same purchase price paid to the Sellers for such assets.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by the Sellers.

(a) Subject to the limitations set forth in this Article VII, each Seller shall, jointly and severally, indemnify, protect, defend, exculpate and hold the Purchasers, the Purchasers’ permitted assignees, their respective affiliates and their respective partners, directors, managers, members, shareholders, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and agree promptly to defend the Purchaser Indemnified Parties from and reimburse the Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including costs of investigation, reasonable attorneys’ fees and other legal costs and expenses) (the “Purchaser Indemnified Losses”) which the Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) Any and all obligations of the Sellers (or the Sellers’ affiliates and agents) relating to claims, damages or injury, related to or arising out of the ownership or operation of the Real Property, the Personal Property, the Facilities or any other Assets on or prior to the Closing Date, whether such accrues or is asserted before or after the Closing Date, except the Assumed Liabilities and other such obligations as may be expressly assumed by the Purchasers under this Agreement and any and all claims, including any suit, action or other proceeding brought by applicable Governmental Authorities or quasi-governmental authorities against the Purchasers arising from the operation and ownership of any of the Facilities by or on behalf of the Sellers before the Closing;

(ii) Any breach or inaccuracy in any of the representations or warranties made by the Sellers in or pursuant to this Agreement or any Seller Documents;

(iii) Any breach of any covenant, agreement or undertaking made by the Sellers under this Agreement or as set forth in any Seller Documents (excluding any breach of any covenant, agreement or undertaking made by the Sellers under any Interim Operating Agreement which are governed by (v) hereof); and

(iv) Any and all claims relating to PTO accrued prior to Closing made against the Purchasers by a Transitioned Employee for those amounts in excess of the PTO benefit which the Sellers transferred to the Purchasers at the Closing.

(v) Any breach of any covenant, agreement or undertaking made by any Seller (or any Affiliate thereof) under any Interim Operating Agreement to which it is a party or the fraud, gross negligence or willful misconduct by any Seller (or any Affiliate thereof) in the exercise of the rights granted to it, or the performance of the obligations imposed on it, under such Interim Operating Agreement.

(b) Except as provided otherwise herein, (i) in determining (x) whether there has been a breach requiring the Sellers to indemnify as provided in Section 7.1(a) and (y) the amount of a Purchaser Indemnified Loss, any materiality qualifier (including any qualification or reference as to material, materiality or Material Adverse Change) in a representation or warranty shall be ignored, (ii) the aggregate liability of the Sellers for Purchaser Indemnified Losses under this Article VII or for any other obligation or claim arising under this Agreement shall not exceed an amount of Nine Million Seven Hundred Sixty Three Thousand Dollars ($9,763,000.00) (the “Seller Cap”) and (iii) (A) the Sellers shall be liable for Purchaser Indemnified Losses pursuant to Section 7.1(a)(ii) only if the aggregate Purchaser Indemnified Losses thereunder exceed an amount of Three Hundred Twenty Five Thousand Dollars ($325,000.00), and then only to the extent of such excess, (B) and only if the aggregate Purchaser Indemnified Losses under Section 7.1(a)(i), (iii) and (iv), collectively, exceed Sixty Five Thousand Dollars ($65,000.00)(such amount to be reduced by the amount of any Purchaser Indemnified Losses incurred pursuant to Section 7.1(b)(iii)(C)), but once such amount is reached, then for the full amount (i.e., from the first dollar of such Purchaser Indemnified Losses), (C) and only if the aggregate Purchaser Indemnified Losses under Section 7.1(a)(v) exceed Thirty-Three Thousand Dollars ($33,000.00), then the full amount (i.e., from the first dollar of such Purchaser Indemnified Losses) (the “Seller Basket”), shall be due and payable by the Sellers and collectable by the Purchaser Indemnified Parties hereunder, net of and reduced by all insurance proceeds actually recovered under policies maintained or required hereunder to be maintained by the Purchasers (net of deductibles, increased premiums and cost of recovery); provided that the Purchasers shall have no obligation to pursue any claims against such policies. Proration items, as well as the following items, shall not be subject to the Seller Basket or the Seller Cap: (A) indemnification claims made by the Purchaser Indemnified Parties pursuant to Section 7.1(a)(ii) with respect to breaches of the representations and warranties of the Sellers in Sections 2.1, 2.2 (other than subsections (d)(ii), (iii) and (iv)), 2.6, 2.27 and 9.2(a)(viii) (or any such representations and warranties given in any related instrument, certificate or affidavit delivered by the Sellers at the Closing), and (B) any Purchaser Indemnified Losses arising out of or resulting from fraud, willful breach or intentional misrepresentation.

Section 7.2 Indemnification by the Purchasers.

(a) The Purchasers shall indemnify, protect, defend, exculpate and hold the Sellers, the Sellers’ permitted assignees, their respective affiliates and their respective partners, directors, managers, members, shareholders, officers, employees and agents (collectively, the “Seller Indemnified Parties”), harmless from and against, and agree promptly to defend the Seller Indemnified Parties from and reimburse the Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including costs of investigation, reasonable attorneys’ fees and other legal costs and expenses) (the “Seller Indemnified Losses”) which the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) Any and all obligations of the Purchasers (or the Purchasers’ affiliates and agents) relating to claims, damages or injury related to or arising out of the ownership or operation of the Real Property, the Personal Property, the Facilities or any other Assets after the Closing Date, except such obligations (A) as may be expressly assumed or retained by the Sellers under this Agreement, (B) arising from the Sellers’ breach of any representation, warranty, covenant, agreement or undertaking made by the Sellers under this Agreement and any and all claims, including any suit, action or other proceeding brought by applicable Governmental Authorities or quasi-governmental authorities against the Sellers arising from the ownership and operation of any of the Facilities by or on behalf of the Purchasers after the Closing or (C) arising under the Interim Operating Agreements, as to which the provisions of Section 7.2(a)(v) shall control.;

(ii) Any breach or inaccuracy of any of the representations or warranties made by the Purchasers in this Agreement or in any instrument, certificate or affidavit delivered by the Purchasers at the Closing, or from any misrepresentation in or omission from this Agreement or Purchaser Documents;

(iii) Any breach of any covenant, agreement or undertaking made by the Purchasers under this Agreement or as set forth in any Purchaser Documents (excluding any breach of any covenant, agreement or undertaking made by the Purchasers under any Interim Operating Agreement which are governed by (v) hereof); and

(iv) Any and all PTO claims made against the Sellers by a Transitioned Employee as to whom the Purchasers received a credit against the Purchase Price for PTO pursuant to Section 9.4 in this Agreement, but only to the extent that the Purchasers failed to provide the corresponding PTO benefit which it received from the Sellers hereunder to such Transitioned Employee.

(v) Any breach of any covenant, agreement or undertaking made by any Purchaser (or any Affiliate thereof) under any Interim Operating Agreement to which it is a party or the fraud, gross negligence or willful misconduct by any Purchaser (or any Affiliate thereof) in the exercise of the rights granted to it, or the performance of the obligations imposed on it, under such Interim Operating Agreement.

(b) Except as otherwise provided herein, (i) in determining (x) whether there has been a breach requiring the Purchasers to indemnify as provided in Section 7.2(a) and (y) the amount of a Seller Indemnified Loss, any materiality qualifier (including any qualification or reference as to material, materiality or Material Adverse Change) in a representation or warranty shall be ignored, (ii) (A) the aggregate liability of the Purchasers for Seller Indemnified Losses under this Article VII (other than under Section 7.2(a)(v)) shall not exceed an amount of Three Million Two Hundred Fifty Five Thousand ($3,255,000.00) (the “Purchaser Cap”) and (B) the aggregate liability of the Purchasers for Seller Indemnified Losses under Section 7.2(a)(v) shall not exceed an amount equal to Nine Million Seven Hundred Sixty Three Thousand Dollars ($9,763,000.00) (the “Operating Cap”), provided that the Operating Cap amount shall be reduced by any Seller Indemnified Losses incurred under Section 7.2(b)(ii)(A), and (iii) (A) the Purchasers shall be liable for Seller Indemnified Losses pursuant to Section 7.2(a)(ii) or for any other obligation or claim arising under this Agreement only if the aggregate of such Seller Indemnified Losses thereunder exceed an amount of Three Hundred Twenty Five Thousand Dollars ($325,000.00), (B) and then only to the extent of such excess, and only if the aggregate Seller Indemnified Losses under Section 7.2(a)(i), (iii) or (iv), collectively, exceed Sixty Five Thousand Dollars ($65,000.00) (such amount to be reduced by the amount of any Seller Indemnified Losses incurred pursuant to Section 7.2(b)(iii)(C)), but once such amount is reached, then for the full amount (i.e., from the first dollar of such Seller Indemnified Losses), (C) and only if the aggregate Seller Indemnified Losses under Section 7.2(a)(v) exceed Thirty-Three Thousand Dollars ($33,000.00), then the full amount (i.e., from the first dollar of such Purchaser Indemnified Losses) (the “Purchaser Basket”), shall be due and payable by the Purchasers and collectable by Seller Indemnified Parties hereunder, net of and reduced by all insurance proceeds actually recovered under policies maintained or required hereunder to be maintained by the Sellers (net of deductibles, increased premiums and cost of recovery); provided that the Sellers shall have no obligation to pursue any claims against such policies. Proration items, as well as the following items, shall not be subject to the Purchaser Basket or the Purchaser Cap: (A) indemnification claims made by the Seller Indemnified Parties pursuant to Section 7.2(a)(ii) with respect to breaches of the representations and warranties of the Purchasers in Sections 3.1, 3.2, 3.3(a) and 3.5 (or any such representations and warranties given in any instrument, certificate or affidavit delivered by the Purchasers at the Closing), and (B) any Seller Indemnified Losses arising out of or resulting from fraud, willful breach or intentional misrepresentation.

Section 7.3 Notification of Claims.

(a) Any and all claims must be made in writing within thirty (30) months of Closing. Failure to provide a clear and explicit notice of claim shall forever bar any claim of any sort, including claims under this agreement and all other agreements related to the purchase of the Assets, by statute, at common law or otherwise, and whether known or unknown, contingent, liquidated or unliquidated.

(b) A Party entitled to be indemnified pursuant to Sections 7.1 or 7.2 (the “Indemnified Party”) shall notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent any Party to this Agreement is prejudiced by the delay, and then only to the extent of such prejudice. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described below.

(c) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 7.1 or 7.2, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party, at its own expense, shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.3(a) of its election to defend in good faith any such third party claim or demand; provided that by defending such claim or demand, the Indemnifying Party thereby admits and affirms its obligation to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. In no event shall any such claim or demand be settled in a commercially unreasonable manner. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Notwithstanding the foregoing, if the actual or potential defendants in, or targets of, such third party claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in either case that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such third party claim, in which case the Indemnifying Party shall bear the reasonable fees, costs and expenses of one separate counsel to the Indemnified Party in each jurisdiction (and shall pay such fees, costs and expenses as incurred); provided that the Indemnified Party shall use diligent and good faith efforts in such defense.

(d) An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent against an Indemnified Party to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates.

Section 7.4 Survival of Representations.

(a) Except as otherwise provided in this Section 7.4 (including Section 7.4(c)), all the representations and warranties contained in this Agreement (and any claims for any breach thereof) or any certificate delivered pursuant to or connection with this Agreement (and any claims for any breach thereof) shall survive the Closing for eighteen (18) months, except that Sections 2.1, 2.2, 3.1 and 3.2 shall survive for thirty (30) months.

(b) All covenants and agreements contained in this Agreement (and any claims for any breach thereof) that by their terms apply or are to be performed in whole or in part after the Closing shall remain in full force and effect after the Closing in accordance with their terms (or, if no survival period is stated therein, then such covenants and agreements shall survive indefinitely). All covenants and agreements contained in this Agreement that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing; provided that any claims for any breach thereof shall survive the Closing for eighteen (18) months.

(c) Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable survival period, an Indemnifying Party shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms in this Agreement subject in all respects to the applicable statute of limitations. If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a Party’s right to make a claim based on the breach of a representation, warranty or covenant still surviving.

The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

Section 7.5 No Punitive Damages. No Party will be liable to any other Party under any cause of action, whether in contract, tort, or otherwise, for any punitive damages, even if the Party has been advised of the possibility of such damages; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such Party by a third party.

Section 7.6 Right to Set-Off. Subject to the conditions and limitations applicable to indemnification claims set forth in this Article VII, the Purchasers shall have the right to set-off any indemnification payment obligation of which has been finally adjudicated (with no further right of appeal) or of which the Sellers and the Purchasers mutually agree the Purchasers are entitled to indemnification under Article VII against any other payment to be made by the Purchasers or any of their affiliates to the Sellers. No exercise by the Purchasers of such right of set-off in compliance with this Section 7.6 shall constitute a default in the payment of any amount against which such set-off is made.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Closing are subject to the satisfaction or waiver delivered to the other Party of each of the following conditions precedent:

(a) There shall not be in force any order, decree, judgment or injunction of any Governmental Authority enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or any Seller Document or Purchaser Document.

Section 8.2 Conditions to Obligations of the Purchasers. The obligation of each of the Purchasers to effect the Closing is subject to the satisfaction or waiver delivered to the other Party of each of the following conditions precedent:

(a) The representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Sellers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing; provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such date.

(b) Each of the Sellers shall have performed or complied with in all material respects its agreements and covenants (in each case, disregarding any materiality qualifiers contained therein) required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transaction contemplated by this Agreement to be rescinded following consummation or (iii) impose a Burdensome Condition on the Purchasers, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d) The Sellers shall have obtained at their own expense (except as provided in Section 8.2(d) of the Disclosure Letter) each of the consents, authorizations, orders, permits and approvals listed in Section 2.2(a) of the Disclosure Letter (and shall have provided copies thereof to the Purchasers), each of which shall be in full force and effect.

(e) The Title Company shall at the Closing be irrevocably and unconditionally committed to issue each of the Title Policies upon payment of the premium, and such Title Policies shall not contain any exceptions to title other than the standard preprinted exceptions (unless the Purchasers pay for extended coverage and deliver to the Title Company the surveys necessary to remove the survey exceptions, in which case the standard preprinted exceptions shall not appear in the Title Policy) and the Permitted Liens, and the Sellers shall have delivered all affidavits, gap indemnities, no change affidavits for the surveys (to the extent applicable) and other customary agreements as reasonably requested by the Title Company in connection with the issuance of the Title Policies and any extended coverage requested by the Purchasers.

(f) Either (i) the applicable Purchasers shall have received the Health Care Licensing Approvals, or written assurances satisfactory to the applicable Purchasers that the Health Care Licensing Approvals will be granted, effective as of the Closing Date or (ii) (A) in accordance with all of the provisions of Section 6.6, the Sellers shall have executed or caused BPMSL, as applicable, to have executed the Interim Operating Agreements with respect to each of the Facilities to be owned and/or operated by the Delayed Approval Purchasers (the “Interim Operating Facilities”) and (B) as of the Closing Date, each of the Interim Operating Facilities shall be duly licensed in the name of the applicable Seller and the applicable Seller shall be certified to participate in Medicaid with respect to each of the Interim Operating Facilities which was so certified immediately prior to the Closing Date.

(g) None of the Sellers shall have (i) applied for or consented to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) become unable, or admitted in writing its inability, to pay its debts generally as they mature, (iii) made a general assignment for the benefit of its or any of its creditors, (iv) been dissolved or liquidated in full or in part, (v) commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consented to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vi) taken any action for the purpose of effecting any of the foregoing, and an order for relief entered or such proceeding shall not be dismissed, discharged or stayed within ninety (90) days of commencement.

(h) The Sellers shall have delivered to the Purchasers certified copies of any required corporate, partnership or limited liability company approvals required for the execution and consummation of this Agreement, the Seller Documents and all transactions contemplated hereby and thereby.

(i) Each of the Sellers shall have executed and delivered to the Escrow Agent their respective Seller Documents and provided the Purchasers the items listed in Section 9.2(a)(xii), (xiii) and (xiv).

(j) Bowen shall have executed and delivered to the Escrow Agent the Pledge Agreement.

(k) On or prior to the date that is one (1) Business Day prior to the Closing Date, the Nevada Owners shall have entered into management agreements for the Nevada Facilities with the Manager.

(l) The Purchasers shall have received such other certificates and instruments as are reasonable and customary for a buyer to request in connection with the Closing.

(m) The Closing Effective Gross Income shall not have decreased by five percent (5%) or more when compared with the Base Effective Gross Income.

(n) The Sellers shall have delivered a certificate from the manager or general partner of each of the Sellers, in a representative and not a personal capacity, to the effect that each of the conditions specified in clauses (a)-(d) in this Section 8.2 (insofar as clause (c) relates to a Legal Proceeding involving any Seller) are satisfied.

(o) As used in this Section 8.2:

(i) “Closing Effective Gross Income” shall mean the average monthly Effective Gross Income of the Facilities year to date through the month ended prior to the Closing Date.

(ii) “Base Effective Gross Income” shall mean the average monthly Effective Gross Income for the Facilities year to date through July 31, 2011.

(iii) “Effective Gross Income” shall mean, for all Facilities, the Effective Gross Income as reflected on the operating statement, prepared and provided monthly by the Sellers.

Section 8.3 Conditions to Obligations of the Sellers. The obligation of each of the Sellers to effect the Closing is subject to the satisfaction or waiver delivered to the other Party of each of the following conditions precedent:

(a) The representations and warranties of the Purchasers set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Purchasers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing; provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such date.

(b) Each of the Purchasers shall have performed or complied with in all material respects its agreements and covenants (in each case, disregarding any materiality qualifiers contained therein) required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) The Sellers shall have received such other certificates and instruments as are reasonable and customary for a seller to request in connection with the Closing.

(d) The Purchasers shall have delivered a certificate from the Chief Executive Officer of each of the Purchasers to the effect that each of the conditions specified in clauses (a) through (c) in this Section 8.3 (insofar as clause (c) relates to a Legal Proceeding involving any Purchaser) is satisfied.

(e) Either (i) the applicable Purchasers shall have received the Health Care Licensing Approvals, or written assurances satisfactory to the applicable Purchasers that the Health Care Licensing Approvals will be granted, effective as of the Closing Date or (ii) (A) in accordance with all of the provisions of Section 6.6, the Purchasers shall have executed the Interim Operating Agreements with respect to each of the Interim Operating Facilities and (B) as of the Closing Date, each of the Interim Operating Facilities shall be duly licensed in the name of the applicable Seller, or if the Seller is not the licensee, the applicable licensee, and the applicable Seller shall be certified to participate in Medicaid with respect to each of the Interim Operating Facilities which was so certified immediately prior to the Closing Date.

(f) Each of the Purchasers shall have executed and delivered their respective Purchaser Documents.

(g) The Purchasers shall have wired the balance of the Purchase Price to be paid at the Closing to the Escrow Agent.

ARTICLE IX

CLOSING

Section 9.1 Possession. Possession of all Assets sold hereunder shall be delivered to the Purchasers on the Closing Date, and the Sellers shall provide notices, in form provided by the Purchasers and reasonably acceptable to the Sellers, to Residents of such possession change if requested by the Purchasers or if required by Applicable Law.

Section 9.2 Closing Documents.

(a) The Sellers shall deliver to the Purchasers on the Closing Date, the following:

(i) Interim Operating Agreements. Interim Operating Agreements, to the extent applicable, duly executed by the respective Sellers and BPMSL, as applicable;

(ii) Assignment and Assumption Agreement. Assignment and Assumption Agreements, duly executed by the respective Seller thereto in the form of Exhibit 5.1(a);

(iii) Deeds. Duly executed Grant Deeds for each Real Property located in the State of California and Special Warranty Deeds (or the state equivalent) for each Real Property located in the remaining states, in recordable form and otherwise sufficient to convey such Real Property to the Purchasers subject to no Liens except Permitted Liens and pursuant to laws of the state in which such Real Property is located, as reasonably approved by the Purchasers and the Title Company;

(iv) Bills of Sale. Bills of Sale duly executed by the respective Seller, in the form of Exhibit 9.2(a)(iv);

(v) Assignments of Intangible Property. Assignments of all Intangible Property duly executed by the respective Seller in the form of Exhibit 9.2(a)(v);

(vi) Assignments of Residency Agreements. Assignments of all Residency Agreements duly executed by the respective Seller in the form of Exhibit 9.2(a)(vi);

(vii) Other Conveyance Instruments. Such additional bills of sale and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to the Parties, dated as of the Closing, conveying all of the Sellers’ right, title and interest in and title to the Assets, including the Personal Property, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

(viii) FIRPTA Certificate. Certificate and affidavit of the Sellers’ non-foreign status that complies with Section 1445 of the Code, in form and substance reasonably satisfactory to the Purchasers, the form of which will be provided by the Purchasers within sixty (60) days after the Effective Date as Exhibit 9.2(a)(viii);

(ix) Evidence of Seller Authority. Evidence of the authority of each Seller to execute and deliver the applicable Seller Documents in order to effectuate the Closing;

(x) Bring-Down Certificate. A bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date as modified by Section 8.2;

(xi) Closing Statement. A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including the Purchase Price, all prorations and the allocation of costs specified herein (the “Closing Statement”), executed by the Sellers and agreed to by the Purchasers;

(xii) Rent Roll. A then current rent roll for each Facility certified by the respective Seller as of the Closing Date as true, complete and accurate in all material respects, which shall include such information for the Residents as provided in Section 2.7(b) of the Disclosure Letter and the information required by Section 8.2(i) and (l);

(xiii) Contracts, Leases, Residency Agreements, Licenses and Books and Records. To the extent not already delivered by the Sellers, originals (or, to the extent not available, true and correct copies) of all of the Assumed Contracts, Assumed Equipment Leases, Tenant Leases, Residency Agreements, Licenses, Books and Records and Copied Records, which documents may be delivered by the Sellers leaving such documents at the Facility; and

(xiv) Employee Records. Subject to Section 4.14, employee records relating to Transitioned Employees shall remain at the respective Facility.

(Items (i) through (xi) hereafter are referred to as the “Seller Documents.”)

(b) The Purchasers shall deliver to the Sellers or cause to be delivered to the Sellers on the Closing Date the following:

(i) Interim Operating Agreement. Interim Operating Agreement, to the extent applicable, duly executed by the respective Purchaser;

(ii) Assignment and Assumption Agreement. Assignment and Assumption Agreement, duly executed by the respective Purchaser in the form of Exhibit 5.1;

(iii) Assignments of Intangible Property. Assignments of all Intangible Property duly executed by the respective Seller in the form of Exhibit 9.2(a)(v);

(iv) Assignments of Residency Agreements. Assignments of all Residency Agreements duly executed by the respective Seller in the form of Exhibit 9.2(a)(vi);

(v) Title Documents. Any other documents reasonably required by the Title Company;

(vi) Purchaser Resolutions. Certified copies of resolutions duly adopted by the Board of Managers of each Purchaser approving the transactions contemplated by this Agreement;

(vii) Bring-Down Certificate. A bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date as modified by Section 8.3; and

(viii) Closing Statement. The Closing Statement executed by the Purchasers.

(c) Bowen shall deliver to the Purchasers or cause to be delivered to the Purchasers on the Closing Date the Pledge Agreement, duly executed by Bowen, and by Bowen’s spouse, if required by applicable community property law to be effective.

Section 9.3 Resident Funds. The Sellers shall provide the Purchasers with an accounting of all funds belonging to Residents at the Facilities which are held by the Sellers in a custodial capacity and an accounting of all advance payments received by it pertaining to Residents at the Facilities at least fifteen (15) days prior to the Closing.

At the Closing the Sellers shall return all such funds to the respective Residents, and shall provide the Purchasers with documentation signed by each Resident acknowledging receipt of such funds and satisfaction of the Sellers’ financial and custodial obligations with respect thereto, or otherwise provide to the Purchasers evidence reasonably satisfactorily to the Purchasers that such funds have been returned to the respective Residents, it being the intent and purpose of this provision that, at the Closing, the Sellers will be relieved of all fiduciary and custodial obligation with respect to such funds and that the Purchasers will assume no such obligations other than to the extent the Residents elect to return such funds to the Purchasers after the Closing and the Purchasers are required, under Applicable Law, to accept custody thereof.

Notwithstanding the foregoing, the Sellers will indemnify and hold the Purchaser Indemnified Parties harmless from all liabilities, claims, and demands, in the event the amount of such funds.

Section 9.4 Closing Adjustments.

(a) PTO. In accordance with Section 4.11 and Section 4.11 of the Disclosure Letter, the Sellers shall credit all PTO owed to Transitioned Employees as of the Closing Date to the Purchasers.

(b) Real Estate and Personal Property Taxes; Prorations. Real and personal property taxes and assessments shall be prorated between the Sellers and the Purchasers as of the Closing Date (with the Closing Date being allocated to the Sellers). Said prorations shall be based on the tax year of the municipality in which the Real Property and the Personal Property are located and shall be based on the most recent available bill. Said prorations shall be made on an accrual basis with reference to the most recent available tax information with a post-Closing reproration being made within thirty (30) days after the Sellers’ receipt from the Purchasers of the actual final tax bills for the applicable years. If such amounts are not paid by the Sellers to the Purchasers, or by the Purchasers to the Sellers, as the case may be, within thirty (30) days of the date such amounts are due hereunder, then the amount owed shall accrue interest thereafter at the rate of 1.5% per month; provided, however, that in no event will interest be charged in excess of the amount permitted by Applicable Law.

(c) Other Prorations. Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges, prepaid amounts, rents, other charges under Assumed Contracts, Assumed Equipment Leases and Tenant Leases and for other amounts customarily prorated between a buyer and a seller in transactions similar to the transactions contemplated by this Agreement shall be prorated as of the Closing Date but such amounts will not be paid pursuant to the Closing Statement but shall instead be part of the post-Closing reconciliation process described in Section 9.6 below. Notwithstanding anything to the contrary in this Section 9.4, the Sellers and the Purchasers shall undertake to reconcile, in good faith, any amounts included in the prorations made pursuant to the terms hereof for which current bills were not available or amounts subject to proration were not otherwise immediately ascertainable, or which were otherwise estimated for purposes of finalizing such prorations. To the extent such reconciliation results in one Party owing any amount of money to the other Party, such Party which owes money shall make payment to the other Party as promptly as possible, but in no event later than three (3) Business Days after the determination of such liability.

(d) Estimated Costs. All payables, including accounts payable for Inventory, utilities, payroll, services, supplies, materials, etc. which accrue prior to 5:00 p.m. on the Closing Date shall be the Sellers’ responsibility through the Closing Date and shall be subject to the reconciliation process described in Section 9.6 below. All payables, including accounts payable for Inventory, supplies, payroll, services, materials, etc. which accrue thereafter shall be paid by the Purchasers.

(e) Transferred Funds. The Sellers shall be credited in the post-closing reconciliation with the value of all Transferred Funds.

(f) Survival. This Section shall survive the Closing for a period of two (2) years.

(g) Closing Statement Accounting. All calculations and prorations under this Section 9.4 shall be made on the accrual basis of accounting.

Section 9.5 Closing Costs; Transfer Taxes.

(a) At or before the Closing, the Sellers shall pay (i) fifty percent (50%) of any escrow or closing charges of the Title Company; (ii) one hundred percent (100%) of any and all sales, documentary, stamp, transfer, sales, use, gross receipts or similar taxes or recording fees related to the transfer of the Assets (provided, however, that the Purchasers shall pay any documentary or similar taxes or recording fees that relate solely to borrowings by the Purchasers to finance the acquisition of the Assets or to the assumption of debt to which the Assets are subject by the Purchasers); (iii) any search fees and costs for the Title Commitments and the premium for each Title Policy issued to the Purchasers (assuming standard coverage); and (iv) the cost of any endorsement required to cure or insure over any title objection identified by the Purchasers in any Title Objection Notice.

(b) At or before the Closing, the Purchasers shall pay (i) fifty percent (50%) of any escrow or closing charges of the Title Company; (ii) any documentary or similar taxes or recording fees that relate solely to borrowings by the Purchasers to finance the acquisition of the Assets or to the assumption of debt to which the Assets are subject by the Purchasers; (iii) the cost of obtaining current surveys with respect to the Real Property (if desired by the Purchasers); and (iv) the cost to obtain extended coverage with respect to any Title Policy and the cost to obtain any endorsement requested by the Purchasers (but not including any endorsement required to cure or insure over any title objection identified by the Purchasers in any Title Objection Notice). In addition, the Purchasers shall pay the cost of any title insurance issued in favor of any lender of the Purchasers and the costs associated with the inspections and investigations conducted by the Purchasers or their agents or representatives.

Section 9.6 Post-Closing Reconciliation. Within sixty (60) days after the Closing Date, the Purchasers shall deliver to the Sellers a revised Closing Statement setting forth detailed calculations of the prorations for those items subject to closing adjustments as set forth in Section 9.4 (the “Purchasers’ Closing Statement”). If the Sellers do not object to the calculations of the items subject to adjustment set forth in the Purchasers’ Closing Statement within twenty (20) days after receipt thereof, then the calculations set forth in the Purchasers’ Closing Statement shall be final and binding on the Parties. If the Sellers object to the Purchasers’ Closing Statement within twenty (20) days of the receipt thereof, then the Parties shall appoint, and if they cannot agree, the Purchasers’ and the Sellers’ accountants shall appoint, an independent accounting firm of certified public accountants (the

“Reviewing Accountants”) to review the calculations set forth on the Closing Statement. The Reviewing Accountants shall review the prorations subject to closing adjustments set forth on the original Closing Statement and compare them to the calculations of the prorations set forth on the Purchasers’ Closing Statement and shall either accept or reject such changes, item by item. The calculation of the prorations, as adjusted by the changes accepted by the Reviewing Accountants, shall be final and binding on the Parties. On the later to occur of (i) one hundred eighty (180) days after Closing or (ii) the expiration of any review or dispute resolution period, the Parties shall pay any net amounts due to the other by wire transfer of immediately available funds. The cost of the services provided by the Reviewing Accountants shall be shared equally between the Parties.

ARTICLE X

TERMINATION AND ABANDONMENT

Section 10.1 Method of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time on or before the Closing:

(a) by mutual written consent of the Parties;

(b) by the Purchasers by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect, the Purchasers have notified the Sellers of the breach and the breach has continued without cure for a period of fifteen (15) days after the notice of breach;

(c) by the Sellers by giving written notice to the Purchasers at any time after the Hard Date in the event the Purchasers have breached any representation, warranty, covenant, agreement or undertaking contained in this Agreement (other than those contained in Section 5.2(b)) in any material respect, the Sellers have notified the Purchasers of the breach and the breach has continued without cure for a period of fifteen (15) days after the notice of breach;

(d) by the Purchasers pursuant to Sections 1.8, 4.8(b), 6.8, 6.11, Article VIII or this Article X;

(e) by either Party by giving written notice to the other Party, if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(f) by the Purchasers after the Hard Date for any reason (or no reason), if the Purchasers deliver notice to the Sellers; provided, that, such termination will not be effective until the Purchasers deliver notice to the Escrow Agent to release and pay the Deposit to the Sellers; each Seller acknowledges and agrees that the Purchasers have no obligation to give the Sellers prior notice, or to negotiate in good faith with the Sellers regarding modifying the terms of this Agreement or the transactions contemplated hereby, before the Purchasers deliver the notice of termination pursuant to this Section 10.1(f); and

(g) by either Party if the Closing shall not have been consummated on or prior to the Closing Date Deadline; and provided, further, that the right to terminate this Agreement under this Section 10.1(g) shall not be available to any Party whose action or failure to act has been the primary cause of the Closing failing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such Party.

Section 10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 in this Agreement, this Agreement shall terminate and shall be abandoned, without further action by any of the Parties. If this Agreement is terminated for any reason, no Party shall have any liability or further obligation except as expressly set forth herein and with respect to obligations that expressly survive termination of this Agreement.

Section 10.3 Effect of Termination; Remedies for Default and Disposition of the Deposit.

(a) Seller Defaults.

(i) If the transactions contemplated by this Agreement do not close by reason of the failure of the satisfaction of the conditions benefiting the Purchasers under Section 8.1 and 8.2 in this Agreement (except by reason as described in (ii) of this Section), then the Deposit shall be returned to the Purchasers, and neither Party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

(ii) If the transactions contemplated by this Agreement do not close by reason of a breach by the Sellers then, at the Purchasers’ election, (A) the Deposit shall be returned to the Purchasers, and, except as provided in Section 10.3(a)(iii), neither Party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (B) if the Purchasers are ready, willing and able to close (including having immediately available funds to close, and is not otherwise in default), the Purchasers may specifically enforce this Agreement; provided, that any action by the Purchasers for specific performance must be commenced, if at all, within ninety (90) days of the Sellers’ default, the failure of which shall constitute a waiver by the Purchasers of such right and remedy. If the

Purchasers shall not have commenced an action for specific performance within the aforementioned time period or so notified the Sellers of the Purchasers’ election to terminate this Agreement, then the Purchasers’ sole remedy shall be to terminate this Agreement in accordance with clause (A) above. In the event the Purchasers commence an equitable action for specific performance, the Sellers hereby acknowledge that the Purchasers do not have an adequate remedy at law and that injunctive relief and specific performance will not constitute a hardship to the Sellers. In addition, in the event the Purchasers prevail under any action under this Section 10.3(a), the Sellers shall pay to the Purchasers all their cost and expenses, including reasonable attorney’s fees incurred in pursuing such action.

(iii) In the event this Agreement is terminated by the Purchasers in accordance with Section 10.1(b) as a result of the Sellers’ intentional breach, willful misrepresentation or fraud, in addition to the Purchasers’ right to receive the return of the Deposit or to seek specific performance as aforesaid, the Sellers shall be jointly and severally liable to the Purchasers for any damages to the Purchasers as a result of such breach; provided, however, that such damages shall be limited to the Expenses of the Purchasers, not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate. Such payment of Expenses shall be paid within three (3) Business Days after receipt of documentation supporting such Expenses. For purposes of this Agreement, “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of accountants, investment bankers, counsel, experts and consultants of the Purchasers and their affiliates) incurred by the Purchasers or on their behalf, prior to the termination of this Agreement, in connection with or related to the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the Purchasers’ investigation and examination of the Assets, together with any costs or expenses incurred by the Purchasers in enforcing their rights under this Article X.

(b) Purchaser Defaults; Elective Termination by the Purchasers. In the event that (i) after the Hard Date, without termination of this Agreement by the Purchasers, the Purchasers shall not complete the Closing under this Agreement in circumstances in which the conditions benefiting the Purchasers under Section 8.1 and 8.2 in this Agreement were satisfied or previously waived and neither Party has terminated this Agreement pursuant to an express right to terminate as herein provided, (ii) this Agreement is terminated pursuant to Section 10.1(c) in circumstances where the Purchasers would not have a right to terminate this Agreement under Section 10.1(b), or (iii) this Agreement is terminated pursuant to Section 10.1(f), then the Sellers’ sole remedy shall be to terminate this Agreement and to receive the Deposit as full and complete liquidated damages. The Parties acknowledge and agree that the amount of damages which the Sellers may incur as a result of such termination may be difficult to ascertain, and that the amount specified herein is a fair and reasonable estimate thereof, after which the Parties shall have no further rights hereunder.

Nothing in this Section shall be construed to limit the Sellers’ rights or damages under any indemnities given by the Purchasers to the Sellers under this Agreement.

(c) Disposition of the Deposit. In the event the transaction contemplated by this Agreement shall close, the Deposit shall be applied as payment of the Purchase Price being paid at the Closing.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the Parties.

Section 11.2 Waiver of Compliance; Consent. Any failure of the Sellers on the one hand, or the Purchasers, on the other hand, to comply with any obligation, covenant agreement or condition herein may be waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

Section 11.3 Releases.

(a) Consistent with the fact that the Original Agreement is hereby superseded in its entirety, each Seller and Former Seller, on behalf of itself, its permitted assignees, their respective affiliates and it and their respective partners, directors, managers, members, shareholders, officers, employees and agents, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges, the Purchasers, the Purchasers’ permitted assignees, their respective affiliates and its and their respective partners, directors, managers, members, shareholders, officers, employees and agents, successors and assigns (each a “Purchaser Released Party”) from any and all losses, damages, costs, expenses, liabilities, obligations and claims, including any suit, action or other proceeding, at law or in equity (collectively, “Claims”) against any Purchaser Released Party arising out of, or related to, (i) any breach of any covenant, agreement or undertaking made by the Purchasers under the Original Agreement, (ii) any breach or inaccuracy of any representation and warranty made by the Purchasers in or pursuant to the Original Agreement, and (iii) any breach of any confidentiality obligations of the Purchasers under the Original Agreement; provided, however, that nothing in this Section 11.3(a) shall release any Purchaser Released Party from any Claim arising out of, or related to, any breach of any covenant, agreement or undertaking made by any Purchasers under this Agreement or any breach or inaccuracy of any representation and warranty made by the Purchasers in or pursuant to this Agreement, in each case, from the Effective Date and at all times thereafter.

(b) Consistent with the fact that the Original Agreement is hereby superseded in its entirety, each Purchaser, on behalf of itself, its permitted assignees, their respective affiliates and it and their respective partners, directors, managers, members, shareholders, officers, employees and agents, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges, the Sellers and the Original Sellers, the Sellers’ and Original Sellers permitted assignees, their respective affiliates and its and their respective partners, directors, managers, members, shareholders, officers, employees and agents, successors and assigns (each a “Seller Released Party”) from any and all Claims against any Seller Released Party, arising out of, or related to, (i) any breach of any covenant, agreement or undertaking made by the Sellers or the Original Seller under the Original Agreement, (ii) any breach or inaccuracy of any representation and warranty made by the Sellers or the Original Sellers in or pursuant to the Original Agreement, provided that with respect to the Sellers only, such breach or inaccuracy of any representation and warranty has been cured by the delivery of the Disclosure Letter on the Effective Date, and (iii) any breach of any confidentiality obligations of the Sellers under the Original Agreement; provided, however, that nothing in this Section 11.3(b) shall release any Seller Released Party from any Claim arising out of, or related to, any breach of any covenant, agreement or undertaking made by the Sellers under this Agreement or any breach or inaccuracy of any representation and warranty made by the Sellers in or pursuant to this Agreement, in each case, from the Effective Date and at all times thereafter.

(c) The obligations of the Parties under this Section 11.3 should survive termination of this Agreement.

Section 11.4 Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service:

(a)	If to the Sellers, the Former Sellers or Bowen, to:

c/o BDC Advisors LLC

1331 NW Lovejoy Street, Suite 775

Portland, Oregon 97209

Attn: Walter C. Bowen

Phone: (503) 595-3090

Fax: (503) 274-4685

with copies to (which shall not constitute notice):

Schwabe, Williamson & Wyatt, P.C.

Pacwest Center

1211 SW 5th Ave., Ste. 1900

Portland, Oregon 97204

Attn: Charmin B. Shiely

Tel: (503) 796-2768

Fax: (503) 796-2900

(b)	If to the Purchasers, to:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York 10105

Attn: Kevin Krieger

Tel: (212) 479-1564

Fax: (212) 798-6075

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Joseph A. Coco

Thomas W. Greenberg

Tel: (212) 735-3000

Fax: (212) 735-2000

or to such other person or address as any Party shall furnish to the other Party in writing pursuant to this Section 11.4. Notwithstanding the foregoing, the Purchasers shall be permitted in connection with the exercise of their rights to terminate this Agreement and the Sellers shall be permitted to satisfy their document delivery requirements to send any such notice or deliveries via electronic mail, which shall constitute effective delivery for purposes of this Agreement.

Section 11.5 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 11.6 Assignment. This Agreement and all the provisions in this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. The Purchasers may assign (in whole or in part) the Agreement and/or its right to acquire any one or more Facilities (or any portion of the Assets) or the right to manage under the Management Agreement to one or more affiliates that either control or manage the Purchasers, are controlled or managed by the Purchasers or under common control with the Purchasers, including joint venture entities in which the Purchasers or their affiliates share control with third parties, without the prior written consent of the Sellers; provided that the foregoing does not violate the terms or conditions of the Governmental Approvals. Other than the foregoing, neither the Purchasers nor the Sellers may assign this

Agreement without first obtaining the other Party’s written consent, which may be withheld in the other Party’s sole discretion. Upon an assignment (or partial assignment) by the Purchasers of their rights under the Agreement in accordance with this Section 11.6, the Purchasers’ assignee(s) shall be deemed to be the Purchasers hereunder (as it relates to the Facilities subject to such assignment) and shall be the beneficiary of all of the Sellers’ representations, warranties, covenants, agreements or undertakings in favor of the Purchasers under this Agreement. No assignment of this Agreement shall release the Purchasers from their obligations hereunder. Notwithstanding anything to the contrary, the Purchasers shall be permitted to assign (in whole or in part) certain representations and warranties, certain covenants and any indemnity obligation arising from such assigned representations and warranties or covenants to its affiliate(s); provided, however:

(a) The Sellers shall only be obligated to pay one party in connection with any claim for indemnification with respect to a specific Facility brought for a breach of a representation and warranty and/or covenant;

(b) The Purchasers shall determine which party will receive indemnification with respect to such claim and only one (1) Party shall be permitted to make such claim; and

(c) Any such claim shall be subject to Article VII of this Agreement.

Section 11.7 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 11.8 Business Day. If the date for giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day hereunder, such date shall be automatically extended to the next Business Day hereunder. As used herein, a “Business Day” means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of New York. Time is of the essence with respect to all terms, provisions, covenants and conditions contained in this Agreement.

Section 11.9 Counterparts . This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.10 Headings. The Article and Section headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.11 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Disclosure Letter hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, agreements or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the Parties, including the Original Agreement, with respect to such subject matters contained herein and the Original Agreement has no further force or effect.

Section 11.12 Warranty of Authority. Each of the Parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

Section 11.13 Publicity. All pre-Closing publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and between the Parties; provided, however, that nothing herein shall prohibit either Party from making any press release or disclosure as may be required to comply with Applicable Law, regulation or stock market rule provided, that the releasing or disclosing Party provides notice to the other of the substance of such release or disclosure in advance thereof.

Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.15 Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any third party other than the Parties hereto and the Indemnified Parties as set forth in Article VII any right, remedy or claim under or by reason of this Agreement.

Section 11.16 Specific Performance; Limitation of Remedy.

(a) The Sellers understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the Purchasers and their respective affiliates to consummate the Closing, that the transactions contemplated by this Agreement are a unique business opportunity at a unique time for the Purchasers and their respective affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Sellers in accordance with its specific terms and further agree that, although monetary damages may be available for the breach by the Sellers of such covenants and undertakings, monetary damages would be an inadequate remedy therefor and that specific performance would not constitute a hardship for the Sellers. Accordingly, the Sellers agree, on behalf of themselves and their respective affiliates, that, in the event of any breach or threatened breach by the Sellers of any of their respective covenants or obligations set forth in this Agreement, the Purchasers shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Sellers, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Sellers under this Agreement, including the provisions of Section 10.3(a)(ii). The Sellers hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Purchasers, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Sellers under this Agreement. The Purchasers in seeking an injunction or injunctions to prevent breaches of this Agreement by the Sellers and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Except as expressly provided herein, under no circumstance shall the Purchasers file or record, or cause to be filed or recorded, against the Real Property a lis pendens, lien or any other type of encumbrance as the result of any breach or alleged breach of this Agreement by the Sellers, or for any other reason or purpose. Notwithstanding the foregoing to the contrary, the Purchasers may file or record, or cause to be filed or recorded, against the Real Property a lis pendens, lien or other type of encumbrance permitted under applicable law if and when (x) the Purchasers are awarded monetary damages in a lawsuit filed by the Purchasers alleging that the Sellers breached this Agreement or (y) the Purchasers file a lawsuit against the Sellers seeking specific performance of the Sellers’ obligation to convey the Real Property to the Purchasers pursuant to the terms of this Agreement. The foregoing shall not affect the pledges of the Approved Collateral under Section 11.17.

(b) The Purchasers understand and agree that the Sellers would suffer irreparable damage in the event that the Purchasers were to breach certain provisions of this Agreement, and that while monetary damages may be available for the breach by the Purchasers of such covenants and undertakings, monetary damages would be an inadequate remedy therefor and that specific performance would not constitute a hardship for the Purchasers. Accordingly, the Purchasers agree, on behalf of themselves and their respective affiliates, that, in the event of any breach or threatened breach by the Purchasers of the following provisions: Sections 4.3 (Access and Disclosure), 4.7 (Further Documentation), 4.10 (Financial Information and Audit Assistance), 4.12 (No Solicitation), 4.17 (Non-Solicit; No Hire; Non-Competition); 6.1 (Confidentiality) and 6.7 (Excluded Business Names); then the Sellers shall be entitled to seek an injunction or injunctions to specifically enforce such enumerated provisions of this Agreement. The Sellers in seeking an injunction or injunctions to prevent breaches of this Agreement by the Purchasers and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) Notwithstanding anything to the contrary in this Agreement, the Sellers understand and agree that, in the event that this Agreement is terminated by the Sellers pursuant to and subject to the conditions of Section 10.3(b), or if this Agreement is terminated pursuant by the Purchasers pursuant to Section 10.1(f), then the Sellers’ sole and exclusive remedy against the Purchasers and any of their respective affiliates and their respective partners, directors, managers, members, shareholders, officers, employees and agents (the “Purchaser

Parties”) for any breach, loss or damage shall be to receive payment of the Deposit, in each case only to the extent provided in Section 10.3(b); and upon payment of such amount, no Seller or other person or entity shall have any rights or claims against the Purchaser Parties under this Agreement, or any other agreement or agreement delivered in connection with this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Purchaser Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Nothing in this Section shall be construed to limit the Sellers’ rights or damages under any indemnities (other than Article VII) given by the Purchasers to the Sellers under this Agreement.

Section 11.17 Bowen Guarantee.

(a) Bowen hereby irrevocably and unconditionally guarantees (the “Guarantee”) to the Purchasers the punctual and full performance by each Seller of all of its obligations arising from and after the Closing pursuant to this Agreement. The Guarantee is absolute and unconditional irrespective of circumstances which might otherwise constitute a legal or equitable discharge of, or any defense, setoff or counterclaim available to, Bowen. Bowen agrees not to effect or agree to take any action which would adversely affect his ability to carry out any of the terms, covenants or conditions of this Section 11.17. Bowen hereby expressly acknowledges that the Guarantee and all obligations under this Section 11.17 shall be binding on his estate (including, but not limited to, the requirements that Bowen’s estate maintain the net worth, and provide the certified quarterly statements, required under subsection (b)).

(b) For so long as any obligations of the Sellers under this Agreement shall remain outstanding, Bowen shall maintain a net worth in excess of Fifty Eight Million Five Hundred Seventy-Nine Thousand Dollars ($58,579,000.00) and will provide the Purchasers with certified quarterly statements reasonably evidencing his net worth. If Bowen’s net worth should fall below such amount, Bowen shall immediately cause to be delivered to an account reasonably agreed upon with the Purchasers Nine Million Seven Hundred Sixty-Three Thousand Dollars ($9,763,000.00), and the Purchasers shall be granted a security interest in such account, and such account and all amounts therein shall secure the punctual and full performance by each Seller of all of its obligations arising from and after the Closing pursuant to this Agreement.

(c) To secure Bowen’s guarantee obligations hereunder, Bowen shall enter into at the Closing (i) a pledge agreement (the “Pledge Agreement”) in favor of the Purchasers (and each of their assigns pursuant to Section 11.6), in form reasonably satisfactory to the Purchasers, pursuant to which Bowen shall pledge and grant in favor of the Purchasers (and each of their assigns pursuant to Section 11.6) a security interest in (x) the St. Clair Membership Interest and (z) the Bend Membership Interest , and (ii) a mortgage (or deed of trust, as applicable) (a “Mortgage” and together with the Pledge Agreement, the “Security Documents”) in favor of the Purchasers

(and each of their assigns pursuant to Section 11.6), in form reasonably satisfactory to the Purchasers, pursuant to which Bowen shall mortgage and grant in favor of the Purchasers (and each of their assigns pursuant to Section 11.6) a security interest in the Home (the assets and interests described herein, collectively, the “Approved Collateral”). The Sellers shall use good faith efforts to cause any party holding a lien encumbering all or any portion of the Approved Collateral, or any other Person required to approve or effectuate (as reasonably determined by the Purchasers) the transactions contemplated by the Security Documents, in each case, to have approved in writing prior to the Closing the Security Documents and the transactions contemplated by the Security Documents, except for the consent of M&T Realty Capital Corporation in connection with exercise of remedies with respect to the pledge of the St. Clair Membership Interest, the Parties agreeing that notwithstanding the Sellers’ inability to obtain such consent, the Sellers remain obligated to execute and deliver the Pledge Agreement with respect to the Membership Interest at Closing.

(d) For the purposes of this Section 11.17, the “St. Clair Membership Interests” shall mean the Walter C. Bowen Trust’s 77% membership interest in 735 St. Clair, LLC, an Oregon limited liability company, the sole owner of the real property commonly known as and located at 735 St. Clair Avenue, Multnomah County, Oregon (the “St. Clair Property”); the “Home” shall mean Walter C. Bowen’s personal residence located at 11223 NW Saltzman, Portland, OR 97229 held in the Walter C. Bowen Trust; the “Bend Membership Interest” shall mean Walter C. Bowen’s 100% membership interest in BDC/Bend, LLC, an Oregon limited liability company, the sole owner of certain vacant real property located southwest of the intersection of Watt Way and Medical Center Drive in Bend, Oregon 97701 and more particularly described on Exhibit 11.16.

(e) Each of the Security Documents shall grant in favor of the Purchasers (and each of their assigns pursuant to Section 11.6) a valid security interest in and to the Approved Collateral and shall contain such customary terms as are necessary to protect the rights of the Purchasers (and each of their assigns pursuant to Section 11.6) as contemplated by this Section 11.17, including (i) representations and warranties, including with respect to the respective item of Approved Collateral (A) the ownership of the Approved Collateral, (B) that the Approved Collateral shall be and remain free and clear of all Liens other than those Liens existing on the Closing Date, (C) the power and authority to pledge the Approved Collateral and enter into the Security Documents and (D) no consents or approvals (other than those obtained, or the requirement for which is waived by Purchasers, by the Closing Date) required to enter into the Security Documents and grant a security interest in the Approved Collateral; (ii) covenants that the grantor(s) (A) will not assign, pledge, hypothecate or transfer, or create or permit to exist any security interest or other Lien on the Approved Collateral, excluding with respect to those Liens existing on the Closing Date, (B) will defend its title and interest thereto or therein against any Liens (other than those Liens existing on the Closing Date), however arising, (C) will not take any action (or fail to take any action) that would materially and adversely affect the rights of the Purchasers (and/or each of their assigns pursuant to Section 11.6), and (D) shall take all other actions reasonably necessary to protect the rights of the Purchasers (and each of their assigns pursuant to Section 11.6) under the Security Documents, including delivering limited liability company certificates or control agreements and making UCC or other filings or recordings to secure or perfect the security interests granted with respect to all Approved Collateral and (iii) other reasonable and customary terms and conditions.

(f) In the event Bowen is unable to make the representation set forth in Section 11.17(e)(i)(D) with respect to any Approved Collateral at Closing, as their sole remedy, the Purchasers may reject such item of Approved Collateral, in which case Bowen shall pledge in favor of the Purchasers (and each of their assigns pursuant to Section 11.6) in a manner reasonably acceptable to the Purchasers (i) marketable securities reasonably acceptable to the Purchasers with a fair market value of not less than the Assigned Value of the item of Approved Collateral that is rejected by Purchasers and/or (ii) cash in an amount equal to such Assigned Value, and in such event, the items of Approved Collateral that have not been rejected by the Purchasers pursuant to this Section 11.17(f) and such marketable securities and/or such cash, as applicable, collectively shall be deemed to be Approved Collateral. For purposes of this Section 11.17(f), the “Assigned Value” for each item of Approved Collateral, which amounts total Four Million Five Hundred Fifty-Six Thousand Dollars ($4,556,000), is as follows: St. Clair Membership Interest is Two Million Six Hundred Sixty-Four Thousand Dollars ($2,664,000); Bend Membership Interest is One Million One Hundred Ninety-Two Thousand Dollars ($1,192,000); Home is Seven Hundred Thousand Dollars ($700,000).

(g) The Security Documents shall be released on the date that is the later of (i) the one (1) year anniversary of the Closing and (ii) the date that all claims made by the Purchasers (and/or each of their assigns pursuant to Section 11.6) and pending as of the one (1) year anniversary of the Closing are fully resolved, satisfied and paid pursuant to Article VII to any Purchaser Indemnified Party. The Security Documents shall be executed by Bowen (or any applicable trustee of a trust) and, if required by applicable community property law, his spouse.

(h) To the extent required by applicable community property law, Bowen will provide any consents or other documentation from his spouse, if any, in order to authorize (or evidence such authority) the Guarantee and the Security Documents contemplated in this Section 11.17.

(i) On or prior to the Effective Date, Bowen and/or his representatives have provided materials and information to the Purchasers related to or regarding the St. Clair Property, the other assets owned directly or indirectly by Bowen, and the net worth of Bowen. Bowen hereby represents and warrants that each of the materials and information provided on or prior to the Effective Date is true, accurate and complete in all material respects, and does not omit any material information related thereto.

Section 11.18 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or section of the Disclosure Letter, such reference shall be to an Article of, a Section of, or an Exhibit or section of the Disclosure Letter to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. In the event of a conflict between this Agreement and any Exhibit hereto, this Agreement shall govern.

Section 11.19 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of the federal court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.4, provided that nothing in this Section 11.19 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Applicable Law.

Section 11.20 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.21 Oregon Statutory Disclosure. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF

ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, AND SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, AND SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009.

Section 11.22 California Disclosures and Special Provisions.

(a) Natural Hazard Disclosure. The term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5 and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “CA Act”). To the extent required under applicable law, the Sellers shall cause the Title Company to deliver to the Purchasers as soon after the Effective Date as is practicable a Natural Hazard Disclosure Statement (the “CA Disclosure Statement”) for each Real Property located in California in a form required by the CA Act. The Purchasers acknowledge that each CA Disclosure Statement will fully and completely discharge the Sellers from any disclosure obligations under the CA Act and under California Civil Code Sections 1102 through 1102.17. Nothing contained in the CA Disclosure Statements release the Purchasers from their obligation to fully investigate and satisfy themselves with the condition of the Real Property located in California prior to executing this Agreement, including, without limitation, whether any of the Real Property located in California is located in any Natural Hazard Area. The Purchasers further acknowledge and agree that the matters set forth in the CA Disclosure Statements may change on or prior to the Closing and that the Sellers have no obligation to update, modify or supplement the CA Disclosure Statements. The Purchasers are solely responsible for preparing and delivering their own CA Disclosure Statements to subsequent prospective purchasers of the Real Property located in California.

(b) Releases. In connection with any release set forth in this Agreement, the releasing party acknowledges that it is familiar with and expressly waives any protections or rights provided by §1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Section 11.23 Liquidated Damages. SHOULD THE PURCHASERS BREACH THIS AGREEMENT AND THE SELLERS ELECT TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES PURSUANT TO SECTIONS 10.1(F), 10.3(B) and 11.16(B) OF THIS AGREEMENT, THE SELLERS’ RETENTION OF THE DEPOSIT SHALL CONSTITUTE LIQUIDATED AND AGREED-UPON DAMAGES PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SELLERS’ SIGNATURE PAGES TO BPM SENIOR LIVING PORTFOLIO SALE AMENDED AND RESTATED PURCHASE AGREEMENT DATED FEBRUARY 27, 2012

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

SELLERS:
[Regent Court]	Regent/Corvallis, LLC, an Oregon limited liability company

	By:		/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Desert Flower]	Desert Flower LLC, an Oregon limited liability company

	By:		/s/ Walter C. Bowen
Walter C. Bowen, Managing Member

[Sun Oak]	BPM/Citrus Heights Limited Partnership, an Oregon limited partnership

By: Hambledon Investments, LLC, an Oregon limited liability company, its General Partner

		By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Regency Grand at West Covina]	BDC/West Covina II, LLC, an Oregon limited liability company

	By:		/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Sunshine Villa]	Cornell Springs Partners, an Oregon joint venture, co-tenant

By: Cornell Springs Apartments Limited Partners, an Oregon limited partnership, a joint venturer

SELLERS’ SIGNATURE PAGES TO BPM SENIOR LIVING PORTFOLIO SALE AMENDED AND RESTATED PURCHASE AGREEMENT DATED FEBRUARY 27, 2012

		By:	/s/ Walter C. Bowen
Walter C. Bowen, General Partner

	By:	BDC/Santa Cruz, LLC, a joint venturer

		By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

Regent/Eugene, LLC, an Oregon limited liability company, co-tenant

	By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Canyon Creek]	Regent/Salt Lake, LLC, an Oregon limited liability company

By: Hambledon Investments, LLC, an Oregon limited liability company

		By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Sheldon Park]	Regent/Eugene, LLC, an Oregon limited liability company, co-tenant

		By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Willow Park]	Regent/Boise, LLC, an Oregon limited liability company

	By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Orchard Park]	RAL/Clovis, Inc., an Oregon corporation

	By:	/s/ Walter C. Bowen
Walter C. Bowen, CEO

[END OF SELLERS’ SIGNATURE PAGES]

FORMER SELLERS’ SIGNATURE PAGES TO BPM SENIOR LIVING PORTFOLIO SALE AMENDED AND RESTATED PURCHASE AGREEMENT DATED FEBRUARY 27, 2012

FORMER SELLERS, for purposes of Article
XI only:

[Acacia Springs]	BDC/Las Vegas, LLC, an Oregon limited liability company

	By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Magnolia Village]	BDC/Riverside, LLC, an Oregon limited liability company

	By	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Overlake Terrace]	Sterling Park, L.L.C., a Washington limited liability company

	By:	/s/ Walter C. Bowen
Walter C. Bowen, Managing Member

[Heritage Springs]	BDC/Las Vegas Three, LLC, an Oregon limited liability company

	By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[Regency Park]	Regency Park Apartments Limited Partnership, an Oregon limited partnership

	By:	/s/ Walter C. Bowen
Walter C. Bowen, its General Partner

[The Regent]	BDC/Corvallis, LLC, a Delaware limited liability company

	By:	/s/ Walter C. Bowen
Walter C. Bowen, Manager

[END OF FORMER SELLERS’ SIGNATURE PAGES]

PURCHASERS’ SIGNATURE PAGE TO BPM SENIOR LIVING PORTFOLIO SALE AMENDED AND RESTATED PURCHASE AGREEMENT DATED FEBRUARY 27, 2012

PURCHASERS:
B Healthcare Properties LLC, a Delaware limited liability company

By:	/s/ Andrew White
Andrew White, Authorized Person

[END OF PURCHASERS’ SIGNATURE PAGES]

PURCHASERS’ SIGNATURE PAGE TO BPM SENIOR LIVING PORTFOLIO SALE AMENDED AND RESTATED PURCHASE AGREEMENT DATED FEBRUARY 27, 2012

/s/ Walter C. Bowen
Walter C. Bowen, for purposes of Sections 4.12, 4.17 and 6.10 and Article XI only

[END OF WALTER C. BOWEN’S SIGNATURE PAGE]